Exhibit 10.1
RESTRUCTURING AND SUPPORT AGREEMENT
This RESTRUCTURING AND SUPPORT AGREEMENT (this “Agreement”)1 is made and entered into as of June 26, 2011, by and among: (i) Nebraska Book Company, Inc. (“NBC”); Campus Authentic LLC; College Bookstores of America, Inc.; NBC Acquisition Corp. (“NBC Acquisition Corp.”); NBC Holdings Corp. (“NBC Holdings”); NBC Textbooks LLC; Net Textstore LLC; and Specialty Books, Inc. (collectively, the “Company”); (ii) the undersigned holders of NBC’s 8.625% Notes (each such holder, a “Consenting 8.625% Noteholder”); and (iii) the undersigned holders of NBC’s 11.0% AcqCo Notes (each such holder, a “Consenting AcqCoNoteholder”) (each of the foregoing, a “Party” and, collectively, the “Parties”). Each Consenting 8.625% Noteholder and each Consenting AcqCo Noteholder (collectively, the “Consenting Parties”) shall be referred to herein as the “Plan Support Parties.”
RECITALS
WHEREAS, the Company and the Plan Support Parties are negotiating restructuring and recapitalization transactions (collectively, the “Restructuring Transactions”), pursuant to the terms and conditions set forth in the Plan of Reorganization and in this Agreement, with respect to the capital structure of the Company, including: (a) the Company’s obligations under (i) NBC’s 8.625% Notes and (ii) NBC’s AcqCo Notes (collectively, the “Claims”); and
WHEREAS, the Company intends to implement a restructuring that implements and is otherwise materially consistent with the terms and conditions set forth in the Plan of Reorganization and in this Agreement by (i) consummating an out-of-court restructuring (an “Out-of-Court Restructuring”) or (ii) commencing voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101—1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to effect the Restructuring Transactions pursuant to the Plan of Reorganization and any and all amendments to the Plan of Reorganization shall be reasonably satisfactory to the Consenting Parties, provided, however that any amendments to the Plan of Reorganization that will affect the nature, value, or form of the recovery to (a) the Holders of 8.625% Notes, shall be satisfactory to the Consenting 8.625% Noteholders, and (b) the Holders of AcqCo Notes shall be satisfactory to the Consenting AcqCo Noteholders (an “In-Court Restructuring” and, together with an Out-of-Court Restructuring, the “Restructuring”).
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

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Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the prearranged chapter 11 plan of reorganization (the “Plan of Reorganization”), which shall be in form and substance materially consistent with the draft Plan of Reorganization attached hereto as Exhibit B.

AGREEMENT
Section 1. Agreement Effective Date. This Agreement shall become effective and binding upon each of the Parties at 12:01 a.m., prevailing Eastern Time, on the first day immediately following the date on which:
(a) the following conditions have been satisfied: (i) the Company has executed and delivered counterpart signature pages of this Agreement to counsel to the Consenting 8.625% Noteholders, and to counsel to the Consenting AcqCo Noteholders; (ii) holders of (A) at least two-thirds in amount in the event of an In-Court Restructuring or (B) 100% in amount in the event of an Out-of-Court Restructuring of outstanding 8.625% Notes Claims shall have executed and delivered to the Company counterpart signature pages of this Agreement; and (iii) holders of (A) at least two-thirds in amount in the event of an In-Court Restructuring or (B) more than 50% in amount in the event of an Out-of-Court Restructuring of outstanding AcqCo Notes Claims shall have executed and delivered to the Company counterpart signature pages of this Agreement; and
(b) the Company has given notice to counsel to the Consenting 8.625% Noteholders, and counsel to the Consenting AcqCo Noteholders in accordance with Section 8.10 hereof that the conditions in (a)(i) through (iii) have been satisfied and this Agreement is effective (the “Agreement Effective Date”).
Section 2. Plan of Reorganization. The Plan of Reorganization is expressly incorporated herein and is made part of this Agreement. The general terms and conditions of the Restructuring Transactions are set forth in the Plan of Reorganization; provided, however, that the Plan of Reorganization is supplemented by the terms and conditions of this Agreement. In the event of any inconsistencies between the terms of the Plan of Reorganization and this Agreement, the Plan of Reorganization shall govern.
Section 3. Commitments Regarding the Restructuring Transactions.
3.01. Agreement to Support.
(a) As long as this Agreement has not been terminated in accordance with the terms hereof, each of the Plan Support Parties agrees that it shall, subject to the receipt by such Plan Support Party of a disclosure statement and other solicitation materials in respect of the Restructuring, which disclosure statement and solicitation materials reflect in all material respects the agreement set forth in this Agreement, including the Plan of Reorganization and, in the event of an In-Court Restructuring, such disclosure statement and other solicitation materials have been approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code (collectively, the “Solicitation Materials”):
(i) vote its Claims (inclusive of any Claim acquired pursuant to Section 3.03 hereof; provided, however, that as used herein, “Claims” shall not include any claim held by a Consenting Party in a fiduciary or similar capacity or held by any other business unit of such Consenting Party, unless such business unit is or becomes a party to this Agreement) to accept the Restructuring by delivering its duly executed and completed ballot accepting the Restructuring on a timely basis following the commencement of the solicitation and its actual receipt of the Solicitation Materials and ballot;

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(ii) not change or withdraw (or cause to be changed or withdrawn) such vote; and
(iii) not, in its capacity as a Consenting Party, or in any other capacity, in any material respect, (A) object to, delay, impede, or take any other action to interfere with acceptance or implementation of the Restructuring or (B) propose, file, support, or vote for any restructuring, workout, or plan of reorganization for the Company other than the Restructuring; provided, however, that, except as otherwise set forth in this Agreement, the foregoing prohibition will not limit any Plan Support Parties’ rights under any applicable indenture, credit agreement, other loan document, and/or applicable law to appear and participate as a party in interest in any matter to be adjudicated in any case under the Bankruptcy Code concerning the Company, so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with the Plan of Reorganization, this Agreement, or the Restructuring and does not directly and unreasonably hinder, delay, or prevent consummation of the Restructuring Transactions contemplated by the Plan of Reorganization; provided, further, that any delay or other impact on consummation of the Restructuring Transactions contemplated by the Plan of Reorganization caused by a Consenting Party’s opposition to (i) any relief that is inconsistent with such Restructuring Transactions, (ii) a motion by the Company to enter into a material executory contract, lease or other arrangement outside of the ordinary course of its business without obtaining the prior consent of the Consenting 8.625% Noteholders and the Consenting AcqCo Noteholders, or (iii) any relief that is adverse to interests of the Consenting Holders sought by the Company (or any other party) shall not violate this Section 3.01(iii) (each of (i) through (iii), a “Permitted Delay”); provided, further, that to the extent any such actions by a Consenting Party are adjudicated to be inconsistent with this Agreement, the Company may enforce the Consenting Party’s obligations hereunder, including pursuant to Section 8.13 of this Agreement; provided, further, that the deadlines set forth in Sections 6.04(a)(iii), 6.04(f), 6.04(g) and 6.04(h), to the extent that they have not already expired, may be tolled by the Company, in consultation with the Consenting 8.625% Noteholders and the Consenting AcqCo Noteholders, for an appropriate amount of time to account for such Permitted Delay.
3.02. Commitment of Company. The Company shall (a) support and complete the Restructuring Transactions on the terms set forth in the Plan of Reorganization, (b) do all things necessary and appropriate in furtherance of the Restructuring Transactions embodied in the Plan of Reorganization, including, without limitation (i) in the event of an In-Court Restructuring, commencing the chapter 11 cases on or before June 30, 2011 (the “Outside Petition Date,” and the actual commencement date, the “Petition Date”), (ii) in the event of an In-Court Restructuring, taking all steps reasonably necessary to obtain an order of the Bankruptcy Court, that is reasonably satisfactory in form and substance to the counsel for the Consenting 8.625% Noteholders and counsel to the Consenting AcqCo Noteholders, confirming the Plan of Reorganization on or before the deadlines set forth in this Agreement, and (iii) taking all steps reasonably necessary and desirable to cause the effective date of the Restructuring to occur on or before the deadlines set forth in this Agreement, (c) seek promptly and obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions embodied in the Plan of Reorganization, (d) not take any action that is inconsistent with, or is intended or is reasonably

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likely to interfere with consummation of, the Restructuring and the Restructuring Transactions embodied in the Plan of Reorganization, (e) operate its business in the ordinary course based on historic practices and the operations contemplated pursuant to the Company’s business plan, taking into account the Out-of-Court Restructuring or the In-Court Restructuring, as the case may be, (f) provide a weekly report of all amounts paid pursuant to any “first day” order to counsel for the Ad Hoc 8.25% Noteholders and counsel for the JPMorgan Noteholders, beginning on July 7, 2011, and each Thursday thereafter until entry of the Confirmation Order, and (g) if a member of the Company’s management knows of a breach by the Company in any material respect of any of the obligations, representations, warranties, or covenants of the Company set forth in this Agreement, furnish prompt written notice (and in any event within three business days of such actual knowledge) to counsel to the Consenting 8.625% Noteholders and counsel to the Consenting AcqCo Noteholders.
3.03. Transfer of Interests and Securities. Except as expressly provided herein, this Agreement shall not in any way restrict the right or ability of any Consenting Party to sell, use, assign, transfer, or otherwise dispose of (“Transfer”) any of the Claims or Equity Security Interests; provided, however, that for the period commencing as of the date such Consenting Party executes this Agreement until termination of this Agreement pursuant to the terms hereof (such period, the “Restricted Period”), no Consenting Party shall Transfer any Claims or Equity Security Interests and any purported Transfer of any Claims or Equity Security Interests shall be void and without effect, unless (a) the transferee is a Consenting Party or (b) if the transferee is not a Consenting Party prior to the Transfer, such transferee delivers to the Company, at or prior to the time of the proposed Transfer, an executed copy of Exhibit A attached hereto pursuant to which such Transferee shall assume all obligations of the Consenting Party transferor hereunder in respect of the Claims or Equity Security Interests being transferred (such transferee, if any, to also be a Consenting 8.625% Noteholder, or a Consenting AcqCo Noteholder, as applicable, hereunder). This Agreement shall in no way be construed to preclude the Consenting Parties from acquiring additional Claims or Equity Security Interests; provided, however, that (a) any Consenting Party that acquires additional Claims or Equity Security Interests after executing this Agreement shall notify the Company, counsel to the Consenting 8.625% Noteholders, and counsel to the Consenting AcqCo Noteholders of such acquisition within three business days after the closing of such trade and (b) additional Claims and Equity Security Interests shall automatically and immediately upon acquisition by a Consenting Party be deemed subject to all of the terms of this Agreement whether or not notice is given to the Company, counsel to the Consenting 8.625% Noteholders, and counsel to the Consenting AcqCo Noteholders of such acquisition. This Section 3.03 shall not impose any obligation on (a) the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Party to Transfer any Claims or Equity Security Interests or (b) the counsel to the Consenting 8.625% Noteholders, and counsel to the Consenting AcqCo Noteholders to monitor or enforce the provisions of this Section 3.03 as they relate to the Consenting Parties.
3.04. Representation of Consenting 8.625% Noteholders. Each of the Consenting 8.625% Noteholders severally and not jointly represents and warrants that, as of the date such Consenting 8.625% Noteholder executes and delivers this Agreement:
(a) it is the beneficial owner of the face amount of the 8.625% Notes Claims, or is the nominee, investment manager, or advisor for beneficial holders of the 8.625% Notes Claims, as reflected in such Consenting 8.625% Noteholder’s signature block to this Agreement, which amount the Company and each Consenting 8.625% Noteholder understands and acknowledges is proprietary and confidential to such Consenting 8.625% Noteholder;

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(b) with respect to:
(i) the 8.625% Notes held by the Ad Hoc 8.625% Noteholders and the 8.625% Notes held by the JPMorgan Noteholder which are designated as notes held in proprietary accounts in the signature block to this Agreement (the “JPM Proprietary Notes”), other than pursuant to this Agreement, such 8.625% Notes Claims held by the Consenting 8.625% Noteholders reflected in the signature block to this Agreement are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind (collectively, “Encumbrances”), that would adversely affect in any material way such Consenting 8.625% Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;
(ii) the 8.625% Notes held by the JPMorgan Noteholder which are not JPM Proprietary Notes, the JPMorgan Noteholder has not taken any action to create any Encumbrances on such 8.625% Notes Claims that would adversely affect in any material way the JPMorgan Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed, and the JPMorgan Noteholder has no knowledge of any such Encumbrances; and
(c) (i) it is either (a) a qualified institutional buyer as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) or (b) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act (collectively, the “Rules”)) and (ii) any securities acquired by the Consenting 8.625% Noteholders in connection with the transactions described herein will not have been acquired with a view to distribution.
3.05. Representations of Consenting AcqCo Noteholders. Each of the Consenting AcqCo Noteholders severally and not jointly represents and warrants that, as of the date such Consenting AcqCo Noteholder executes and delivers this Agreement:
(a) it is the beneficial owner of the face amount of the AcqCo Notes Claims, or is the nominee, investment manager, or advisor for beneficial holders of the AcqCo Notes Claims, as reflected in such Consenting AcqCo Noteholder’s signature block to this Agreement, which amount the Company and each Consenting AcqCo Noteholder understands and acknowledges is proprietary and confidential to such Consenting AcqCo Noteholder;
(b) with respect to:
(i) the AcqCo Notes held by the Ad Hoc 8.625% Noteholders and the AcqCo Notes which are JPM Proprietary Notes, other than pursuant to this Agreement, such AcqCo Notes Claims held by the Consenting AcqCo Noteholders reflected in the signature block to this Agreement are free and clear of any Encumbrances that would adversely affect in any material way such Consenting AcqCo Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

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(ii) the AcqCo Notes held by the JPMorgan Noteholder which are not JPM Proprietary Notes, the JPMorgan Noteholder has not taken any action to create any Encumbrances on such AcqCo Notes Claims that would adversely affect in any material way the JPMorgan Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed, and the JPMorgan Noteholder has no knowledge of any such Encumbrances; and
(c) (i) it is either (a) a qualified institutional buyer as defined in Rule 144A of the Securities Act or (b) an institutional accredited investor (as defined in the Rules) and (ii) any securities acquired by the Consenting AcqCo Noteholder in connection with the transactions described herein will not have been acquired with a view to distribution.
Section 4. Certain Additional Chapter 11 Related Matters. In the event of an In-Court Restructuring, the Company shall provide draft copies of all “first day” motions or applications and other documents the Company intends to file with the Bankruptcy Court to counsel to the Consenting 8.625% Noteholders and to counsel to the Consenting AcqCo Noteholders at least three business days prior to the date when the Company intends to file such document and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court. The Company will use its reasonable best efforts to provide draft copies of all other pleadings the Company intends to file with the Bankruptcy Court to counsel to the Consenting 8.625% Noteholders and to counsel to the Consenting AcqCo Noteholders at least two days prior to filing such pleading and shall consult in good faith with such counsel regarding the form and substance of any such proposed pleading.
Section 5. Mutual Representations, Warranties, and Covenants. Each of the Parties, severally and not jointly, represents, warrants, and covenants to each other Party, as of the date of this Agreement, as follows (each of which is a continuing representation, warranty, and covenant):
5.01. Enforceability. It is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws.
5.02. No Consent or Approval. Except as expressly provided in this Agreement or the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to carry out the Restructuring Transactions contemplated by, and perform the respective obligations under, this Agreement.
5.03. Power and Authority. Except as expressly provided in this Agreement, it has all requisite power and authority to enter into this Agreement and to carry out the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement.
5.04. Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

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5.05. Representation by Counsel. It has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.
5.06. Actions under this Agreement. It is not aware of the occurrence of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.
Section 6. Termination Events.
6.01. Consenting Party Termination Events. This Agreement may be terminated by the delivery to the Company and, as applicable, the Consenting 8.625% Noteholders or the Consenting AcqCo Noteholders, of a written notice in accordance with Section 8.10 hereof by (i) by (x) Consenting 8.625% Noteholders holding no less than a majority in principal amount of the 8.625% Notes Claims held at such time by the Consenting Ad Hoc 8.625% Noteholders and (y) the JPMorgan Noteholders (together with the parties required by the preceding clause (x), the “Requisite Consenting 8.625% Noteholders”); provided, however, that in the event either the Ad Hoc 8.625% Noteholders, in aggregate, or the JPMorgan Noteholders, in aggregate, cease to hold at least 90% in principal amount of the 8.625% Notes Claims reflected in their respective signature blocks to this Agreement, the Requisite Consenting 8.625% Noteholders shall be, for all purposes, Consenting 8.625% Noteholders holding no less than two-thirds in principal amount of the 8.625% Notes Claims held at such time by the Consenting 8.625% Noteholders, which amount must include the JPMorgan Noteholders for so long as the JPMorgan Noteholders hold at least 33.3% in principal amount of the aggregate 8.625% Notes Claims or (ii) by the Consenting AcqCo Noteholders holding no less than two-thirds in principal amount of the AcqCo Notes Claims held at such time by the Consenting AcqCo Noteholders (the “Requisite Consenting AcqCo Noteholders”) (unless otherwise provided in this Section 6.01), each in the exercise of its sole discretion, upon the occurrence and continuation of any of the following events (each a “Consenting Party Termination Event”):
(a) the exit financing (including the related credit documents) obtained by the Company is not in form and substance reasonably satisfactory to counsel to the Consenting 8.625% Noteholders and to counsel to the Consenting AcqCo Noteholders; provided, that if the exit financing contains terms less favorable to the Company and its creditors than those evidenced in Exhibit D hereto, such terms must be satisfactory to counsel to the Consenting 8.625% Noteholders and to counsel to the Consenting AcqCo Noteholders; provided, further the Company shall provide the Consenting 8.625% Noteholders and the Consenting AcqCo Noteholders with copies of the material documents relating to the exit financing (including the related credit documents) no less than seven business days prior to the deadline for voting on any plan of reorganization (the “Voting Deadline”);
(b) other than with respect to the covenant and agreement in Section 3.02(g) of this Agreement, the breach in any material respect by the Company of any of the obligations, representations, warranties, or covenants of the Company set forth in this Agreement; provided, however, that the Company shall have five business days to cure any such breach after receipt of the notice delivered in accordance with Section 8.10 of this Agreement (the “Cure Period”); provided, further, that if the Voting Deadline or any hearing concerning the confirmation of any plan of reorganization (the “Confirmation Hearing”) will occur during the Cure Period, then the Cure Period shall be shall be reduced to one business day prior to such Voting Deadline or Confirmation Hearing, as applicable;

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(c) failure to duly observe and perform the covenant and agreement contained in Section 3.02(g) of this Agreement;
(d) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of the Restructuring Transactions in a way that cannot be reasonably remedied by the Company in a manner that is reasonably satisfactory to the Consenting Parties prior to the Voting Deadline;
(e) in the event of an In-Court Restructuring, the conversion of one or more of the chapter 11 cases to a case under chapter 7 of the Bankruptcy Code, unless such conversion is made with the prior written consent of counsel to the Consenting 8.625% Noteholders and counsel to the Consenting AcqCo Noteholders;
(f) in the event of an In-Court Restructuring, the appointment of a trustee, receiver, or examiner with expanded powers in one or more of the chapter 11 cases, unless such appointment is made with the prior written consent of counsel to the Consenting 8.625% Noteholders and counsel to the Consenting AcqCo Noteholders;
(g) in the event of an In-Court Restructuring, the amendment, modification, or filing of a pleading by the Company seeking to amend or modify the Plan of Reorganization, Solicitation Materials, or any documents related to the foregoing, including motions, notices, exhibits, appendices, and orders, in a manner not reasonably satisfactory to counsel to the Consenting 8.625% Noteholders or counsel to the Consenting AcqCo Noteholders; provided, however, that any amendments to the Plan of Reorganization that will affect the nature, value or form of the recovery to (a) the Holders of 8.625% Notes, shall be satisfactory to the Consenting 8.625% Noteholders, and (b) the Holders of AcqCo Notes shall be satisfactory to the Consenting AcqCo Noteholders;
(h) in the event of an In-Court Restructuring, the Company files any motion or pleading with the Bankruptcy Court that is inconsistent in any material respect with this Agreement or the Plan of Reorganization and such motion or pleading has not been withdrawn prior to the earlier of (i) three business days of the Company receiving written notice in accordance with Section 8.10 hereof from either counsel to the Consenting 8.625% Noteholders or counsel to the Consenting AcqCo Noteholders that such motion or pleading violates this section 6.01(h), (ii) entry of an order of the Bankruptcy Court approving such motion and three business days prior to the Voting Deadline; or
(i) in the event of an In-Court Restructuring, the debtor-in-possession financing (including the related credit documents; the “DIP Facility”) obtained by the Company is materially inconsistent in substance and form with the draft agreement provided on June 26, 2011 or is otherwise amended during such In-Court Restructuring in a manner that is not reasonably satisfactory to counsel to the Consenting 8.625% Noteholders and counsel to the Consenting AcqCo Noteholders; provided, however, that any amendments to the DIP Facility that (i) will affect the nature, value or form of the recovery to (a) the Holders of 8.625% Notes, shall be satisfactory to the Consenting 8.625% Noteholders, and (b) the Holders of AcqCo Notes shall be satisfactory to the Consenting AcqCo Noteholders.

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6.02. Company Termination Events. The Company may terminate this Agreement as to all Parties upon prior written notice, delivered in accordance with Section 8.10 hereof, upon the occurrence of any of the following events (each, a “Company Termination Event”): (a) the material breach by any of the Plan Support Parties of any of the representations, warranties, or covenants of such Plan Support Parties set forth in this Agreement that would have a material adverse impact on the Company (taken as a whole) or the consummation of the Restructuring Transactions (taken as a whole) that remains uncured for a period of three business days after the receipt by the Plan Support Parties of written notice of such breach from the Company; (b) the board of directors of the Company reasonably determines based upon the advice of counsel that proceeding with the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties; or (c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order enjoining the consummation of a material portion of the Restructuring Transactions.
6.03. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement among (a) the Company, (b) the Requisite Consenting 8.625% Noteholders, and (c) the Requisite Consenting AcqCo Noteholders.
6.04. Automatic Termination. This Agreement, and the obligations of all Parties hereunder, shall terminate automatically without any further required action or notice:
(a) failure of the Company to (i) complete an Out-of-Court Restructuring by October 18, 2011; (ii) commence an In-Court Restructuring on or before the Outside Petition Date, or (iii) complete a Restructuring by November 3, 2011;
(b) in the event of an In-Court Restructuring, the Bankruptcy Court’s interim order authorizing the Company to enter into the DIP Facility, in form and substance reasonably satisfactory to counsel to the Consenting 8.625% Noteholders and to counsel to the Consenting AcqCo Noteholders (provided, however that any provision of the interim order that will affect the nature, value or form of the recovery to (a) the Holders of 8.625% Notes, shall be satisfactory to the Consenting 8.625% Noteholders, and (b) the Holders of AcqCo Notes shall be satisfactory to the Consenting AcqCo Noteholders) shall not have been entered by the Bankruptcy Court within five days following the Petition Date;
(c) in the event of an In-Court Restructuring, failure of the Company to file with the Bankruptcy Court a Plan of Reorganization within 5 days after the Petition Date and related disclosure statement within 20 days after the Petition Date, each of which shall be in form and substance materially consistent with the draft Plan of Reorganization attached hereto as Exhibit B, with this Agreement and the Plan of Reorganization and any amendments thereto shall be in a form and substance reasonably satisfactory to the Requisite Consenting 8.625% Noteholders and the Requisite Consenting AcqCo Noteholders; provided, however that any amendments to the Plan of Reorganization that will affect the nature, value or form of the recovery to (a) the Holders of 8.625% Notes, shall be satisfactory to the Consenting 8.625% Noteholders, and (b) the Holders of AcqCo Notes shall be satisfactory to the Consenting AcqCo Noteholders;

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(d) in the event of an In-Court Restructuring, the Plan of Reorganization provides for cash payment with respect to General Unsecured Claims that are not paid as ordinary course obligations of the Company, including relief requested in interim and final “first day” orders (collectively, the “First Day Relief”), in an aggregate amount greater than $30 million; provided, however, that to the extent the Bankruptcy Court denies any portion of the First Day Relief, such $30 million cap shall be increased on a dollar-for-dollar basis by the amount of First Day Relief denied by the Bankruptcy Court;
(e) in the event of an In-Court Restructuring, the Bankruptcy Court’s final order authorizing the Company to enter into the DIP Facility, in form and substance reasonably satisfactory to counsel to the Consenting 8.625% Noteholders and to counsel to the Consenting AcqCo Noteholders (provided, however, that any provision of the final order that will affect the nature, value or form of the recovery to (a) the Holders of 8.625% Notes, shall be satisfactory to the Consenting 8.625% Noteholders, and (b) the Holders of AcqCo Notes shall be satisfactory to the Consenting AcqCo Noteholders) shall not have been entered by the Bankruptcy Court within 45 days following the Petition Date;
(f) in the event of an In-Court Restructuring, the Bankruptcy Court’s orders approving the Solicitation Materials and setting a hearing to confirm the Plan of Reorganization shall not have been entered by the Bankruptcy Court within 55 days following the Petition Date or as soon thereafter as the Bankruptcy Court’s schedule permits;
(g) in the event of an In-Court Restructuring, the Bankruptcy Court’s order confirming the Plan of Reorganization (the “Confirmation Order”), which Plan of Reorganization or Confirmation Order shall be reasonably satisfactory to the counsel to the Consenting 8.625% Noteholders and to counsel to the Consenting AcqCo Noteholders; provided, however that any terms that will affect the nature, value, or form of the recovery to (i) the Holders of 8.625% Notes, shall be satisfactory to the Consenting 8.625% Noteholders, and (ii) the Holders of AcqCo Notes shall be satisfactory to the Consenting AcqCo Noteholders, with all exhibits, appendices, plan supplement documents (including (A) the New ABL, on the terms materially consistent with Exhibit C hereto and (B) the New Warrants, on the terms materially consistent with Exhibit F hereto), and related documents (other than the Shareholders Agreement, Registration Rights Agreement, New Unsecured Notes (on terms materially consistent with Exhibit E hereto), and New Unsecured Notes Indenture, which shall be satisfactory in form and substance to the Consenting 8.625% Noteholders and the Consenting AcqCo Noteholders), which shall be reasonably satisfactory to the counsel to the Consenting 8.625% Noteholders and to counsel to the Consenting AcqCo Noteholders; provided, however, that any terms that will affect the nature, value or form of the recovery to (i) the Holders of 8.625% Notes, shall be satisfactory to the Consenting 8.625% Noteholders, and (ii) the Holders of AcqCo Notes shall be satisfactory to the Consenting AcqCo Noteholders; and the New Senior Secured Notes Indenture, which shall be reasonably satisfactory to Consenting 8.625% Noteholders and the Consenting AcqCo Noteholders; provided, however, if the New Senior Secured Notes Indenture evidences terms less favorable to the Company and its creditors than those set forth in Exhibit D

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hereto, such terms must be satisfactory to counsel to the Consenting 8.625% Noteholders and to counsel to the Consenting AcqCo Noteholders, shall not have been entered by the Bankruptcy Court within 60 days after the date that the Solicitation Materials are approved; provided, however, that so long as the Company is proceeding in good faith towards confirmation of the Plan of Reorganization, upon written notice from the Company to counsel to the Consenting 8.625% Noteholders and to counsel to the Consenting AcqCo Noteholders in accordance with Section 8.10 hereof, there shall be a 14-day extension of such 60-day period;
(h) in the event of an In-Court Restructuring, the effective date of the Plan of Reorganization shall not have occurred within 16 days after the date that the Plan of Reorganization is confirmed; provided, however, that so long as the Company is proceeding in good faith towards consummation of the Plan of Reorganization, upon written notice from the Company to counsel to the Consenting 8.625% Noteholders and to counsel to the Consenting AcqCo Noteholders in accordance with Section 8.10 hereof, there shall be a 14-day extension of such 16-day period;
(i) failure of the Company to (i) include in the Plan of Reorganization that fees incurred under the Expense Reimbursement Agreements shall be paid without the need to file a fee application or otherwise seek approval and (ii) assume the Expense Reimbursement Agreements under the Plan of Reorganization; and
Notwithstanding any provision in this Agreement to the contrary, upon the written consent of the (i) Requisite Consenting 8.625% Noteholders and (ii) Requisite Consenting AcqCo Noteholders, the dates set forth in this Section 6 may be extended prior to or upon each such date and such later dates agreed to in lieu thereof and shall be of the same force and effect as the dates provided herein. If this Agreement is terminated pursuant to this Section 6, this Agreement shall be automatically and simultaneously terminated as to any other Party that is a signatory to this Agreement. No Party shall terminate this Agreement if such Party is in breach of any provision hereof.
6.05. Effect of Termination. Upon termination of this Agreement under Section 6.01, 6.02, 6.03, or 6.04 this Agreement shall be of no further force and effect and each Party hereto shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement. Upon the occurrence of any termination of this Agreement, any and all consents tendered by the Plan Support Parties prior to such termination shall be deemed, for all purposes, to be null and void ab nitio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise.
6.06. Termination Upon Effective Date of Restructuring. In the event of an In-Court Restructuring, this Agreement shall terminate automatically without any further required action or notice on the date that the Plan of Reorganization becomes effective (immediately following the effectiveness of the Plan of Reorganization). In the event of an Out-of-Court Restructuring, this Agreement shall terminate automatically without any further required action or notice on the date of the closing of the Restructuring.

11

Section 7. Amendments. This Agreement may not be modified, amended, or supplemented (except as expressly provided herein or therein) except in writing signed by the Company, the Requisite Consenting 8.625% Noteholders, and the Requisite Consenting AcqCo Noteholders.
Section 8. Miscellaneous.
8.01. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the Restructuring Transactions in a manner materially consistent with the terms set forth in the Plan of Reorganization, as applicable.
8.02. Complete Agreement. This Agreement and the annexes hereto represent the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, between the Parties with respect thereto. No claim of waiver, modification, consent, or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.
8.03. Parties. This Agreement shall be binding upon, and inure to the benefit of, the Parties. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity except as provided in Section 3.03 hereof. Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties, any benefit or any legal or equitable right, remedy, or claim under this Agreement.
8.04. Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.
8.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in either the United States District Court for the Southern District of New York or any New York State court sitting in New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto; provided, however, that in the event of an In-Court Restructuring, the Bankruptcy Court shall be the sole Chosen Court. Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

12

8.06. Execution of Agreement. This Agreement may be executed and delivered (by facsimile, electronic mail, or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.
8.07. Interpretation. This Agreement is the product of negotiations between the Company, the Consenting 8.625% Noteholders, and the Consenting AcqCo Noteholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.
8.08. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators, and representatives, other than a trustee or similar representative appointed in a bankruptcy case.
8.09. Creditors’ Committee. Notwithstanding anything herein to the contrary, if any Consenting 8.625% Noteholder or Consenting AcqCo Noteholder is appointed to and serves on an official committee of creditors in an In-Court Restructuring, the terms of this Agreement shall not be construed so as to limit such Consenting 8.625% Noteholder’s or Consenting AcqCo Noteholder’s exercise (in its sole discretion) of its fiduciary duties to any person arising from its service on such committee, and any such exercise (in the sole discretion of such Consenting 8.625% Noteholder or Consenting AcqCo Noteholder) of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that nothing in this Agreement shall be construed as requiring any Consenting 8.625% Noteholder or Consenting AcqCo Noteholder to serve on any official committee in an In-Court Restructuring.
8.10. Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):
(a) if to the Company, to:
Nebraska Book Company, Inc.
4700 South 19th Street
Lincoln, Nebraska 68501
Attention: Alan Siemek, Chief Financial Officer
E-mail address: asiemek@nebook.com
with copies (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Marc Kieselstein, Chad J. Husnick and Daniel R. Hodgman
E-mail addresses: mkieselstein@kirkland.com, chusnick@kirkland.com, and dhodgman@kirkland.com

13

(b) if to a Consenting 8.625% Noteholders or a transferee thereof, to the addresses set forth below following the Consenting 8.625% Noteholder’s signature (or as directed by any transferee thereof), as the case may be with copies (which shall not constitute notice) to:
Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005
Attention: Matthew S. Barr and Samuel Khalil
E-mail address: mbarr@milbank.com and skhalil@milbank.com
and
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Marc Abrams and Rachel C. Strickland
E-mail address: mabrams@willkie.com and rstrickland@willkie.com
(c) if to a Consenting AcqCo Noteholder or a transferee thereof, to the addresses set forth below following the Consenting AcqCo Noteholder’s signature (or as directed by any transferee thereof), as the case may be with copies (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Marc Abrams and Rachel C. Strickland
E-mail address: mabrams@willkie.com and rstrickland@willkie.com
Any notice given by delivery, mail, or courier shall be effective when received.
8.11. Access. The Company will afford the Plan Support Parties and their respective attorneys, consultants, accountants, and other authorized representatives reasonable access, upon reasonable notice during normal business hours, to all properties, books, contracts, commitments, records, management personnel, lenders, and advisors of the Company; provided, however, that the Company’s obligation hereunder shall be conditioned upon such Plan Support Party being party to an executed confidentiality agreement approved by and with the Company.
8.12. Waiver. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Consenting Party or the ability of each of the Consenting Party to protect and preserve its rights, remedies, and interests, including, without limitation, its claims against or interests in the Company. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason (other than Section 6.06 hereof), the Parties fully reserve any and all of their rights. Pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

14

8.13. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.
8.14. Several, Not Joint, Obligations. The agreements, representations, and obligations of the Parties under this Agreement are, in all respects, several and not joint.
8.15. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.
8.16. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof.
8.17. Automatic Stay. The Parties acknowledge that the giving of notice or termination by any Party pursuant to this Agreement shall not be violation of the automatic stay of section 362 of the Bankruptcy Code.
Section 9. Disclosure. The Company shall publicly disclose (a) the existence of this Agreement and the material terms of the Plan of Reorganization in a press release and/or filing with the Bankruptcy Court in form and substance reasonably satisfactory to counsel to the Consenting 8.625% Noteholders and counsel to the Consenting AcqCo Noteholders on or before June 28, 2011 and (b) any material amendment to this Agreement and the Plan of Reorganization in a filing with the Bankruptcy Court following the effective date of such amendment in form and substance reasonably satisfactory to counsel to the Consenting 8.625% Noteholders and counsel to the Consenting AcqCo Noteholders. The Company will submit to counsel to the Consenting 8.625% Noteholders and counsel to the Consenting AcqCo Noteholders all press releases and public filings relating to this Agreement, the Plan of Reorganization, or the transactions contemplated hereby and thereby and any amendments thereof at least three days prior to releasing such press releases or making such public filings and shall consult in good faith with such counsel regarding the form and substance of such press releases and public filings. To the extent that the Company fails to make such initial disclosure within two business days of June 28, 2011, or the effective date of any amendment hereto, counsel to the Consenting 8.625% Noteholders, counsel to the Consenting AcqCo Noteholders, and each of the Consenting Parties shall have the right, but not the obligation, to disclose such terms publicly. The Company shall not (a) use the name of any Plan Support Party in any press release without such Plan Support Party’s prior written

15

consent or (b) disclose to any person other than legal and financial advisors to the Company the principal amount or percentage of any 8.625% Notes Claims, AcqCo Notes Claims, or any securities of the Company or any of their respective subsidiaries held by any Consenting 8.625% Noteholder and Consenting AcqCo Noteholder; provided, however, that the Company shall be permitted to disclose at any time the aggregate principal amount of and aggregate percentage of the 8.625% Notes Claims, or AcqCo Notes Claims held by the Consenting 8.625% Noteholders and Consenting AcqCo Noteholders; provided further, however, that the legal and financial advisors to the Company may disclose the names of holders of 8.625% Notes Claims or AcqCo Notes Claims (but not the principal amount or percentage of either the 8.625% Notes or AcqCo Notes held by particular holders) to the extent such advisors deem necessary to satisfy the obligations to make disclosures of connections to parties in interest in connection with being retained to advise the Company under section 327(a) of the Bankruptcy Code; provided further, however that if the Company is required to file this Agreement, the Company shall redact any signature pages hereto or file such signature pages under seal.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.
[signature pages follow]

16

Signature Page to the Restructuring and Lock-Up Agreement

NEBRASKA BOOK COMPANY, INC., a Kansas corporation
By:	Alan G. Siemek
	Name:	Alan G. Siemek
	Title:	Authorized Signatory

CAMPUS AUTHENTIC LLC, a Delaware limited liability company
By:	Alan G. Siemek
	Name:	Alan G. Siemek
	Title:	Authorized Signatory

COLLEGE BOOKSTORES OF AMERICA, INC., an Illinois corporation
By:	Alan G. Siemek
	Name:	Alan G. Siemek
	Title:	Authorized Signatory

NBC ACQUISITION CORP., a Delaware corporation
By:	Alan G. Siemek
	Name:	Alan G. Siemek
	Title:	Authorized Signatory

NBC HOLDINGS CORP., a Delaware corporation
By:	Alan G. Siemek
	Name:	Alan G. Siemek
	Title:	Authorized Signatory

NBC TEXTBOOKS, LLC, a Delaware limited liability company
By:	Alan G. Siemek
	Name:	Alan G. Siemek
	Title:	Authorized Signatory

17

NET TEXTSTORE LLC, a Delaware limited liability company
By:	Alan G. Siemek
	Name:	Alan G. Siemek
	Title:	Authorized Signatory

SPECIALTY BOOKS, INC., a Delaware corporation
By:	Alan G. Siemek
	Name:	Alan G. Siemek
	Title:	Authorized Signatory

18

Signature Page to the Restructuring and Lock-Up Agreement

Name of Entity:

By:

Name:
Title:
Address:
Attention:
Telephone:
Facsimile:
Principal Amount Held

Claim or Equity Interest	Amount
8.625% Notes Claims
AcqCo Notes Claims
Equity Security Interests

EXHIBIT A
PROVISION FOR TRANSFER AGREEMENT
The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring and Lock-Up Agreement (the “Agreement”),1 dated as of [DATE], 2011, by and among the Company, and certain lenders, and noteholders, including the transferor to the Transferee of any 8.625% Notes Claims, or AcqCo Notes Claims (the “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent Transferor was thereby bound, and shall be deemed a Consenting 8.625% Noteholder, or a Consenting AcqCo Noteholder (as applicable) under the terms of the Agreement.
The Transferee specifically agrees (i) to be bound by the terms and conditions of the 8.625% Notes Indenture or the AcqCo Notes Indenture, as applicable, and the Agreement and (ii) to be bound by the vote of the Transferor if cast prior to the effectiveness of the transfer of the loans or notes, as applicable.
Date Executed:  _____, 2011

Print name of Transferee

Name:
Title:

Address:

Attention:

Telephone:

Facsimile:

Principal Amount Held

Claim or Equity Interest	Amount
8.625% Notes Claims
AcqCo Notes Claims
Equity Security Interests

[1]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT B
PLAN OF REORGANIZATION
PLAN OF REORGANIZATION
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
NEBRASKA BOOK COMPANY, INC., et al.,[2]	)	Case No. 11-[_____] (_____)
)
Debtors.	)	(Joint Administration Requested)
)

JOINT PLAN OF REORGANIZATION OF NEBRASKA BOOK COMPANY, INC.,
ET AL., PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

KIRKLAND & ELLIS LLP	PACHULSKI STANG ZIEHL & JONES LLP
601 Lexington Avenue	919 North Market Street, 17th Floor
New York, New York 10022-4611	Wilmington, Delaware 19899-8705
Telephone: (212) 446-4800	Telephone: (302) 652-4100
Facsimile: (212) 446-4900	Facsimile: (302) 652-4400
Proposed Counsel to the Debtors and Debtors in Possession
Dated: June  _____, 2011

[2]
The debtors in these chapter 11 cases, along with the last four digits of each debtor’s federal tax identification number include: Nebraska Book Company, Inc. (9819); Campus Authentic LLC (9156); College Bookstores of America, Inc. (9518); NBC Acquisition Corp. (3347); NBC Holdings Corp. (7477); NBC Textbooks LLC (1425); Net Textstore LLC (6469); and Specialty Books, Inc. (4807). The location of the debtors’ service address is: 4700 South 19th Street, Lincoln, Nebraska 68512.

TABLE OF CONTENTS

Article I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, and governing law	1
A. Defined Terms	1
B. Rules of Interpretation	14
C. Computation of Time	15
D. Governing Law	15
E. Reference to Monetary Figures	15

Article II. ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS	16
A. Administrative Claims	16
B. DIP Claims	17
C. Priority Tax Claims	17

Article III. CLASSIFICATION AND TREATMENt oF CLAIMS AND INTERESTS	17
A. Classification of Claims and Interests	17
B. Treatment of Claims and Interests	18
C. Special Provision Governing Unimpaired Claims	23
D. Acceptance or Rejection of the Plan	23
E. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	23
F. Controversy Concerning Impairment	23
G. Subordinated Claims	23

Article IV. MEANS FOR IMPLEMENTATION OF THE PLAN	24
A. Substantive Consolidation	24
B. General Settlement of Claims and Interests	24
C. Restructuring Transactions	25
D. Reorganized NBC	25
E. Existing Letters of Credit	25
F. Sources of Consideration for Plan Distributions	25
G. Intercompany Account Settlement	27
H. Corporate Existence	27
I. Vesting of Assets in the Reorganized Debtors	28
J. Cancellation of Existing Securities and Agreements	28
K. Corporate Action	28
L. New Organizational Documents	29
M. Directors and Officers of the Reorganized Debtors	29
N. Effectuating Documents; Further Transactions	30
O. Section 1146 Exemption	30
P. Director and Officer Liability Insurance	30
Q. Management Equity Incentive Program	30
R. Employee and Retiree Benefits	31
S. Preservation of Causes of Action	31

i

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	32
A. Assumption and Rejection of Executory Contracts and Unexpired Leases	32
B. Indemnification Obligations	33
C. Claims Based on Rejection of Executory Contracts or Unexpired Leases	33
D. Cure of Defaults for Executory Contracts and Unexpired Leases Assumed	33
E. Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases	34
F. Insurance Policies	34
G. Modifications, Amendments, Supplements, Restatements, or Other Agreements	34
H. Reservation of Rights	35
I. Nonoccurrence of Effective Date	35
J. Contracts and Leases Entered Into After the Petition Date	35

Article VI. PROVISIONS GOVERNING DISTRIBUTIONS	35
A. Timing and Calculation of Amounts to Be Distributed	35
B. Disbursing Agent	36
C. Rights and Powers of Disbursing Agent	36
D. Delivery of Distributions and Undeliverable or Unclaimed Distributions	36
E. Manner of Payment	37
F. Section 1145 Exemption	38
G. Compliance with Tax Requirements	38
H. Allocations	38
I. No Postpetition Interest on Claims	38
J. Setoffs and Recoupment	38
K. Claims Paid or Payable by Third Parties	39

Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS	40
A. Allowance of Claims	40
B. Claims Administration Responsibilities	40
C. Estimation of Claims and Interests	40
D. Adjustment to Claims or Interests without Objection	40
E. Time to File Objections to Claims	40
F. Disallowance of Claims or Interests	41
G. Amendments to Claims or Interests	41
H. No Distributions Pending Allowance	41
I. Distributions After Allowance	41

Article VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS	42
A. Discharge of Claims and Termination of Interests	42
B. Release of Liens	42
C. Releases by the Debtors	43
D. Releases by Holders of Claims and Interests	43
E. Exculpation	44

ii

F. Injunction	44
G. Protections Against Discriminatory Treatment	44
H. Setoffs	45
I. Recoupment	45
J. Subordination Rights	45
K. Document Retention	45
L. Reimbursement or Contribution	46

Article IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN	46
A. Conditions Precedent to Confirmation	46
B. Conditions Precedent to the Effective Date	47
C. Waiver of Conditions	48
D. Effect of Failure of Conditions	48

Article X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN	48
A. Modification and Amendments	48
B. Effect of Confirmation on Modifications	49
C. Revocation or Withdrawal of Plan	49

Article XI. RETENTION OF JURISDICTION	49

Article XII. MISCELLANEOUS PROVISIONS	51
A. Immediate Binding Effect	51
B. Additional Documents	51
C. Payment of Statutory Fees	52
D. Certain Agreements	52
E. Statutory Committee and Cessation of Fee and Expense Payment	52
F. Reservation of Rights	52
G. Successors and Assigns	52
H. Notices	53
I. Term of Injunctions or Stays	54
J. Entire Agreement	54
K. Exhibits	54
L. Nonseverability of Plan Provisions	54
M. Votes Solicited in Good Faith	55
N. Closing of Chapter 11 Cases	55
O. Waiver or Estoppel	55
P. Conflicts	55

iii

INTRODUCTION
Nebraska Book Company, Inc. and its affiliates Campus Authentic LLC, College Bookstores of America, Inc., NBC Acquisition Corp., NBC Holdings Corp., NBC Textbooks LLC, Net Textstore LLC, and Specialty Books, Inc., as debtors and debtors in possession (each, a “Debtor” and, collectively, the “Debtors”) propose this joint plan of reorganization (the “Plan”) for the resolution of the outstanding claims against and interests in the Debtors pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101—1532 (the “Bankruptcy Code”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I.A hereof. Holders of Claims and Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and accomplishments during the Chapter 11 Cases, and projections of future operations, as well as a summary and description of the Plan and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.
ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. AS PART OF THE SETTLEMENT EMBODIED IN THE PLAN, THE PLAN PROVIDES FOR SUBSTANTIVE CONSOLIDATION OF THE ESTATES FOR ALL PURPOSES ASSOCIATED WITH CONFIRMATION AND CONSUMMATION.
Section 10.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, and governing law
10.01. Defined Terms.
As used in this Plan, capitalized terms have the meanings set forth below.
• “8.625% Notes” means the $175 million 8.625% senior subordinated notes due March 15, 2012, issued by NBC pursuant to the 8.625% Notes Indenture.
• “8.625% Notes Claim” means any Claim derived from or based upon the 8.625% Notes and the 8.625% Notes Indenture.
• “8.625% Notes Indenture” means that certain indenture, dated March 4, 2004, by and among NBC, as borrower, all NBC subsidiaries, as guarantors, and BNY Midwest Trust Company, as trustee.
• “8.625% Notes Trustee” means BNY Midwest Trust Company, as indenture trustee under the 8.625% Notes Indenture.
• “ABL Agent” means JP Morgan Chase Bank, N.A., as administrative agent under the ABL Facility.

• “ABL Facility” means that certain credit agreement, dated March 22, 2010, by and among NBC, as borrower, HoldCo, AcqCo, and all NBC subsidiaries, as guarantors, JP Morgan Chase Bank, N.A., as administrative agent, and the banks and other financial institutions from time to time party thereto.
• “ABL Facility Claim” means any Claim derived from or based upon the ABL Facility.
• “ABL Lenders” means those several banks and other financial institutions from time to time party to the ABL Facility.
• “AcqCo” means NBC Acquisition Corp., the Holder of 100% of the Equity Securities in NBC.
• “AcqCo Notes” means the $77 million 11% senior discount notes due December 15, 2013, issued by AcqCo pursuant to the AcqCo Notes Indenture.
• “AcqCo Notes Claim” means any Claim derived from or based upon the AcqCo Notes and the AcqCo Notes Indenture.
• “AcqCo Notes Indenture” means that certain indenture, dated March 4, 2004, by and between AcqCo, as borrower, and BNY Midwest Trust Company, as trustee.
• “AcqCo Notes Trustee” means BNY Midwest Trust Company, as indenture trustee under the AcqCo Notes Indenture.
• “Ad Hoc 8.625% Noteholders” means that certain ad hoc group of 8.625% Noteholders that execute or are otherwise party to the Restructuring Documents, in their capacities as Holders of 8.625% Notes.
• “Ad Hoc Members” means the two New Board members to be selected by the Ad Hoc 8.625% Noteholders, which members shall be reasonably satisfactory to the JPMorgan Noteholders, and designated by the Debtors.
• “Administrative Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred under the Petition Date of preserving the Estates and operating the businesses of the Debtors, (b) Allowed Claims of Retained Professionals in the Chapter 11 Cases; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.
• “Administrative Claim Bar Date” means the deadline for filing requests for payment of Administrative Claims, which shall be 30 days after the Effective Date.
• “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code; provided, however, that the Holders of the Holdco Interests, including Weston Presidio, shall not be considered Affiliates.

• “Allowed” means with respect to any Claim or Interest, except as otherwise provided herein: (a) a Claim or Interest that is evidenced by a Proof of Claim or Proof of Interest, as applicable, by the applicable Bar Date or that is not required to be evidenced by a Filed Proof of Claim or Proof of Interest, as applicable, under the Bankruptcy Code or a Final Order, any objections to which shall be Filed on or before the later of (1) the date that is one year after the Effective Date and (2) such date as may be fixed by the Bankruptcy Court, after notice and a hearing, whether fixed before or after the date that is one year after the Effective Date; (b) a Claim or Interest that is scheduled by the Debtors as neither disputed, contingent, nor unliquidated, and as for which no Proof of Claim or Proof of Interest, as applicable, has been timely Filed; or (c) a Claim or Interest that is Allowed (i) pursuant to the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court, or (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith. Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest on such Claim from and after the Petition Date. For purposes of determining the amount of an Allowed Claim, there shall be deducted therefrom an amount equal to the amount of any Claim that the Debtors may hold against the Holder thereof, to the extent such Claim may be offset, recouped, or otherwise reduced under applicable law. Any Claim or Interest that has been or is hereafter identified in the Schedules as disputed, contingent, or unliquidated, and for which no Proof of Claim or Proof of Interest has been timely Filed, is not considered Allowed and shall be expunged without further action by the Reorganized Debtors and without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity. Notwithstanding anything to the contrary herein, no Claim of any entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as the case may be.
• “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.
• “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.
• “Bar Date” means the date established by the Bankruptcy Court by which Proofs of Claim and Proofs of Interests must be Filed with respect to such Claims, as ordered by the Bankruptcy Court and, except with respect to the Claims of Governmental Units, such date shall be no later than 10 days before the deadline to vote on the Plan.
• “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).
• “Cash” means cash and cash equivalents, including bank deposits, checks, other similar items in legal tender of the United States of America.
• “Cash Payment” means the cash payment of not less than $30.6 million to the Holders of the 8.625% Notes.

• “Causes of Action” means any claims, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims on contracts or for breaches of duties imposed by law; (b) the right object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.
• “Certificate” means any instrument evidencing a Claim or an Interest.
• “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.
• “Claim” means any claim against the Debtors, as defined in section 101(5) of the Bankruptcy Code, including: (a) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
• “Claims and Balloting Agent” means Kurtzman Carson Consultants, LLC, located at 72335 Alaska Avenue, El Segundo, California 9024, (888) 369-6612.
• “Claims Register” means the official register of Claims maintained by the Claims Agent.
• “Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.
• “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.
• “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article IX.A hereof having been (a) satisfied or (b) waived pursuant to Article IX.C hereof.
• “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

• “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.
• “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.
• “Consummation” means the occurrence of the Effective Date.
• “Cure Claim” means a Claim based upon the Debtors’ defaults on an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code.
• “DIP Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the DIP Agreement, or any successor agent appointed in accordance with such agreement.
• “DIP Agreement” means that certain debtor-in-possession credit agreement, dated as of June [_____], 2011, by and among NBC, as borrower, HoldCo and AcqCo, as guarantors, and the DIP Agent, the DIP Lenders named therein, and the other parties thereto, as amended, supplemented or otherwise modified from time to time.
• “DIP Claims” means any and all Claims arising under or related to the DIP Facility.
• “DIP Facility” means that certain $200 million debtor-in-possession credit facility entered into pursuant to the DIP Agreement.
• “DIP Lenders” means the DIP Agent and the banks, financial institutions, and other lender parties under the DIP Facility.
• “Disbursing Agent” means the Reorganized Debtors or the Entity or Entities selected by the Debtors or the Reorganized Debtors, as applicable, to make or facilitate distributions pursuant to the Plan.
• “Disclosure Statement” means the Disclosure Statement Relating to the Joint Plan of Reorganization of Nebraska Book Company, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code, dated [_____], 2011, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.
• “Disputed Claim” means any Claim or Interest that the Debtors or Reorganized Debtors, as applicable believe is unliquidated, disputed, or contingent, and which has not been allowed by Final Order of a court of competent jurisdiction or by agreement with the Debtors or Reorganized Debtors, as applicable.
• “Distribution Date” means the Effective Date.

• “Distribution Record Date” means other than with respect to any publicly held securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be 20 days before the first day of the Confirmation Hearing, originally scheduled by the Bankruptcy Court in the Order approving the Disclosure Statement.
• “Effective Date” means the date selected by the Debtors in consultation with the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders for the consummation of the Restructuring, including the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.
• “Employment Obligations” means any existing obligations to employees to be assumed by the Debtors, as well as the incentive-based compensation programs that are reasonably satisfactory to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders, to be implemented by the Debtors on the Effective Date.
• “Entity” means an entity as such term is defined in section 101(15) of the Bankruptcy Code.
• “Equity Security” means any equity security as defined in section 101(16) of the Bankruptcy Code in a Debtor.
• “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.
• “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq.
• “Exculpated Claim” means any Claim related to any act or omission in connection with, relating to, or arising out of the Restructuring, the formulation, preparation, dissemination, negotiation of any document in connection with the Restructuring, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring, the pursuit of consummation, the administration and implementation of the Restructuring, or the distribution of property pursuant to the Restructuring.
• “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
• “Expense Reimbursement Agreements” means: (i) that certain Expense Reimbursement Agreement between the Debtors and Milbank, Tweed, Hadley & McCloy LLP, dated April 26, 2011; (ii) that certain Expense Reimbursement Agreement between the Debtors and J.P. Morgan Investment Management Inc., dated June 1, 2011; (iii) that certain Expense Reimbursement Agreement between the Debtors and FTI Consulting, dated May 23, 2011; (iv) that certain Expense Reimbursement Agreement between the Debtors and Moelis & the Debtors, dated May 23, 2011; and (v) that certain Expense Reimbursement Agreement between the Debtors and Blackstone Advisory Partners L.P., dated June 10, 2011.

• “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.
• “File” or “Filed” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.
• “Final Order” means an order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.
• “General Administrative Claim” means any Administrative Claim, including Cure Claims, other than a Professional Fee Claim.
• “General Unsecured Claim” means any Unsecured Claim other than a/an: (a) AcqCo Notes Claim; (b) 8.625% Notes Claim; or (c) Intercompany Claim.
• “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.
• “Holdback Amount” means the aggregate holdback of those Professional fees billed to the Debtors during the Chapter 11 Cases that are held back pursuant to the Professional Fee Order or any other order of the Bankruptcy Court, which amount is to be deposited in the Holdback Escrow Account as of the Effective Date. The Holdback Amount shall not be considered property of the Debtors or the Reorganized Debtors. When all Professional Fee Claims have been paid, amounts remaining in the Holdback Escrow Account, if any, shall be paid to the Reorganized Debtors.
• “Holdback Escrow Account” means the escrow account established by the Reorganized Debtors into which Cash equal to the Holdback Amount shall be deposited on the Effective Date for the payment of Allowed Professional Fee Claims to the extent not previously paid or disallowed.
• “HoldCo” means NBC Holdings Corp.
• “HoldCo Interests” means all existing Interests in HoldCo, including all existing Equity Securities issued by HoldCo, and those certain Equity Securities in AcqCo held by Western Presidio.
• “Holder” means an Entity holding a Claim or an Interest, as applicable.

• “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.
• “Intercompany Claim” means any Claim in a Debtor held by another Debtor affiliate.
• “Intercompany Interest” means any Interest in a Debtor affiliate held by another Debtor affiliate, other than the HoldCo Interests.
• “Intercreditor Agreement” means that certain agreement, dated December 2, 2009, by and among the Debtors, the ABL Agent, and the Senior Secured Notes Trustee.
• “Interest” means any: (a) Equity Security, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors together with any warrants, options, or contractual rights to purchase or acquire such Equity Securities at any time and all rights arising with respect thereto; and (b) partnership, limited liability company, or similar interest in the Debtors.
• “Joint Director” means one member of the New Board, which member shall be jointly selected by the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders, and designated by the Debtors.
• “JPMorgan Noteholders” means J.P. Morgan Investment Management Inc. in its capacity as investment advisor to certain holders of 8.625% Notes and AcqCo Notes.
• “JPM Member” means one New Board member to be selected by JPMorgan Noteholders, which member shall be reasonably satisfactory to the Ad Hoc 8.625% Noteholders, and designated by the Debtors.
• “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1—4001.
• “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.
• “Management Equity Incentive Plan” means the management equity incentive plan to be implemented on the Effective Date, the form of which shall be included in the Plan Supplement and shall be satisfactory in form and substance to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders, pursuant to which 10% of the fully-diluted and fully-distributed New Common Equity shall be reserved for issuance to certain management employees pursuant to the Plan.
• “NBC” means Nebraska Book Company, Inc.
• “New ABL Facility” means the $75 million asset-backed revolving credit facility, the form of which shall be included in the Plan Supplement and shall have terms materially consistent with the terms on Exhibit C to the Restructuring and Support Agreement; provided, however, that any terms of the New ABL Facility that are not explicit in or consistent with the terms set forth in Exhibit C to the Restructuring and Support Agreement that will affect the nature, value, or form of the recovery to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders shall be satisfactory to such Holders.

• “New Board” means, the board of directors of Nebraska Book Company, Inc. on and after the Effective Date and the list of the members shall be included in the Plan Supplement and shall be satisfactory in form and substance to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders.
• “New Common Equity” means common equity in Reorganized NBC.
• “New Organizational Documents” means such certificates or articles of incorporation, by-laws, or such other applicable formation documents of each of the Reorganized Debtors and Reorganized NBC, which form shall be included in the Plan Supplement and shall be reasonably satisfactory in form and substance to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders; provided, however, that to the extent any provisions will affect the nature, value, or form of the recovery to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders, they shall be satisfactory to such Holders.
• “New Senior Secured Notes” means the $250 million senior secured notes to be issued by NBC, the form of which shall be included in the Plan Supplement and shall be reasonably satisfactory in form and substance to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders; provided, however, that to the extent any provisions will affect the nature, value, or form of the recovery to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders, they shall be satisfactory to such Holders; provided, further, if the New Senior Secured Notes contain terms less favorable to the Debtors and their creditors than those set forth in Exhibit D to the Restructuring and Support Agreement, such terms must be satisfactory to counsel to the Ad Hoc 8.625% Noteholders and counsel to the JPMorgan Noteholders.
• “New Senior Secured Notes Indenture” means the indenture for the New Senior Secured Notes, the form of which shall be included in the Plan Supplement and shall be reasonably satisfactory in form and substance to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders; provided, however, that to the extent any provisions will affect the nature, value, or form of the recovery to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders, they shall be satisfactory to such Holders; provided, further, if the New Senior Secured Notes Indenture evidences terms less favorable to the Debtors and their creditors than those set forth in Exhibit D to the Restructuring and Support Agreement, such terms must be satisfactory to counsel to the Ad Hoc 8.625% Noteholders and counsel to the JPMorgan Noteholders.
• “New Senior Secured Notes Indenture Trustee” means the indenture trustee for the New Senior Secured Notes.
• “New Senior Unsecured Notes” means the $110 million senior unsecured notes to be issued by NBC, the form of which shall be included in the Plan Supplement, which shall be satisfactory in form and substance to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders, and shall have terms materially consistent with the terms set forth in Exhibit E to the Restructuring and Support Agreement.

• “New Senior Unsecured Notes Indenture” means the indenture for the New Senior Unsecured Notes, the form of which shall be included in the Plan Supplement which shall be satisfactory in form and substance to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders, and shall have terms materially consistent with the terms set forth in Exhibit E to the Restructuring and Support Agreement.
• “New Warrants” means the warrants that may be issued to Holders of HoldCo Interests, the form of which shall be included in the Plan Supplement and shall have terms materially consistent with the terms set forth in Exhibit F to the Restructuring and Support Agreement; provided, however, that any terms of the New Warrants that are not explicit in or consistent with the terms set forth in Exhibit F to the Restructuring and Support Agreement that will affect the nature, value, or form of the recovery to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders shall be satisfactory to such Holders.
• “Indenture Trustees” means, collectively, the 8.625% Notes Trustee, the AcqCo Notes Trustee, and the Senior Secured Notes Trustee.
• “Other Secured Claim” means any Secured Claim other than a/an: (a) ABL Facility Claim; (b) Senior Secured Notes Claim; or (c) Intercompany Claim.
• “Petition Date” means June [27], 2011, the date on which the Debtors commenced the Chapter 11 Cases.
• “Plan” means this Joint Plan of Reorganization of the Nebraska Book Company, Inc., et al. Pursuant to Chapter 11 of the Bankruptcy Code, including the Plan Supplement, which is incorporated herein by reference.
• “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan to be Filed by the Debtors no later than ten days prior to the deadline to vote on the Plan or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement, comprised of, among other documents, the following: (a) New Organizational Documents; (b) Rejected Executory Contract and Unexpired Lease List; (c) a list of retained Causes of Action; (d) Restructuring Transaction Memorandum; (e) Management Equity Incentive Plan and employment agreements with certain management employees; (f) New Senior Secured Notes Indenture; (g) New Unsecured Notes Indenture; (h) Registration Rights Agreement; (i) Shareholders Agreement; (j) the form of New Warrants; and (k) the identity of the New Board and management for the Reorganized Debtors, with documents identified in (a) through (f), and (j) to be reasonably satisfactory in form and substance to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders; provided, however, that to the extent any provision will affect the nature, value, or form of the recovery to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders it shall be satisfactory to such Holders and with documents identified in (g) through (i) and (k) to be satisfactory to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders; provided, further, if document (f) evidences terms less favorable to the Debtors and their creditors than those set forth in Exhibit D to the Restructuring and Support Agreement, such terms must be satisfactory to counsel to the Ad Hoc 8.625% Noteholders and counsel to the JPMorgan Noteholders. Any reference to the Plan Supplement in this Plan shall include each of the documents identified above as (a) through (k). The Debtors shall have the right to amend the documents contained in the Plan Supplement through and including the Effective Date in accordance with Article IX hereof, but such amendments shall be reasonably satisfactory in form and substance to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders; provided, however, that to the extent any such amendments will affect the nature, value, or form of the recovery to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders they shall be satisfactory to such Holders.

• “Postpetition Period” means the period of time following the Petition Date through the Confirmation Date.
• “Priority Non-Tax Claims” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
• “Priority Tax Claim” means the Claims of governmental units of the type specified in section 507(a)(8) of the Bankruptcy Code.
• “Pro Rata” means the proportion that a Claim or Interest in a particular class bears to the aggregate amount of the Claims or Interests in that class, or the proportion of the Claims or Interests in a particular class and other classes entitled to share in the same recovery as such Claim or Interest under the Restructuring.
• “Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.
• “Professional Fee Claims” means all Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Confirmation Date.
• “Professional Fee Order” means that certain order of the Bankruptcy Court entered on [TO COME], establishing procedures for interim compensation and reimbursement of expenses of Professionals [Docket No. xxx].
• “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.
• “Proof of Interest” means a proof of Interest Filed against any of the Debtors in the Chapter 11 Cases.
• “Registration Rights Agreement” means the registration rights agreement to be implemented on the Effective Date, the form of which shall be included in the Plan Supplement and shall be satisfactory in form and substance to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders.

• “Reinstated” means: (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim or Interest entitles the Holder of such Claim or Interest so as to leave such Claim or Interest Unimpaired; or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default: (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim or Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Interest arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensating the Holder of such Claim or Interest (other than a Debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Interest entitles the Holder.
• “Rejected Executory Contract and Unexpired Lease List” means the list (as may be amended), as determined by the Debtors or the Reorganized Debtors, as applicable, of Executory Contracts and Unexpired Leases (including any amendments or modifications thereto) that will be rejected by the Reorganized Debtors pursuant to the provisions of Article V hereof.
• “Released Party” means each of: (a) the ABL Agent, in its capacity as such; (b) the ABL Lenders, in their capacity as such; (c) the Senior Secured Noteholders, in their capacity as such; (d) the Senior Secured Notes Trustee, in its capacity as such; (e) the 8.625% Noteholders, in their capacity as such; (f) the 8.625% Notes Trustee, in its capacity as such; (g) the AcqCo Noteholders, in their capacity as such; (h) the AcqCo Notes Trustee, in its capacity as such; (i) the Holders of HoldCo Interests, in their capacity as such, only if such Holders of HoldCo Interests either: (i) execute a joinder to the Plan Support Agreement, which binds at least 90% in amount of the Holdco Interests to support the Restructuring Transactions; or (ii) do not object to the Plan evidencing the Restructuring and Class 10 votes to accept the Plan; (j) with respect to each of the foregoing entities in clauses (a) through (i), such Entity’s current and former affiliates, subsidiaries, officers, directors, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such; and (k) the Debtors’ current and former affiliates, subsidiaries, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such.
• “Reorganized Debtors” means, collectively, the Debtors after the Effective Date.
• “Reorganized NBC” means NBC after the Effective Date.
• “Reorganized NBC Total Enterprise Value” means the value of the Reorganized Debtors in the amount of approximately $[_____] as of the Effective Date.

• “Restructuring Documents” means the various agreements and other documentation formalizing the Restructuring, including the Restructuring and Support Agreement.
• “Restructuring and Support Agreement” means that certain Restructuring and Support Agreement, dated as of June [_____], 2011, by and among the Debtors, the JPMorgan Noteholders, and the Ad Hoc 8.625% Noteholders.
• “Restructuring Transactions” means those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors determine to be necessary, and are reasonably satisfactory to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders to effect the Restructuring.
• “Restructuring Transactions Memorandum” means the memorandum describing the Restructuring Transactions, including those inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors or the Reorganized Debtors may determine to be necessary to implement the Restructuring Transactions and to effect a restructuring of a Debtor’s business or a restructuring of the overall corporate structure of the Reorganized Debtors, which will be included in the Plan Supplement.
• “Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts or Unexpired Leases, and statement of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, the official bankruptcy forms, and the Bankruptcy Rules, as they may be amended, modified, or supplemented from time to time.
• “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed as such pursuant to the Plan.
• “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, together with the rules and regulations promulgated thereunder.
• “Security” means a security as defined in section 2(a)(1) of the Securities Act.
• “Senior Secured Notes” means the $200 million 10% senior secured notes due December 1, 2011, issued by NBC pursuant to the Senior Secured Notes Indenture.
• “Senior Secured Notes Claims” means any Claim derived from or based upon the Senior Secured Notes.

• “Senior Secured Notes Indenture” means that certain indenture, dated October 2, 2009, by and among NBC, all of NBC’s affiliates, as guarantors, and Wilmington Trust FSB, as collateral agent.
• “Senior Secured Notes Trustee” means Wilmington Trust FSB, as collateral agent under the Senior Secured Notes Indenture.
• “Shareholders Agreement” means the shareholders agreement to be implemented on the Effective Date, the form of which shall be included in the Plan Supplement and shall be satisfactory in form and substance to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders.
• “Subordinated Securities Claim” means a Claim of the type described in, and subject to subordination pursuant to section 510(b) of the Bankruptcy Code.
• “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
• “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.
• “Unsecured Claim” means any Claim that is not a Secured Claim.
• “Weston Presidio” means a group of jointly managed private equity funds, including Weston Presidio Capital, III, L.P., Weston Presidio Capital IV, L.P., WPC Entrepreneur Fund, L.P., and WPC Entrepreneur Fund II, L.P.
10.02. Rules of Interpretation.
For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; and (14) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity. Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.
10.03. Computation of Time.
Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.
10.04. Governing Law.
Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in Delaware shall be governed by the laws of the state of incorporation of the relevant Debtor or the Reorganized Debtors, as applicable.
10.05. Reference to Monetary Figures.
All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

Section 11.
ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS
In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.
11.01. Administrative Claims.
(a) General Administrative Claims.
Except as specified in this Article II hereof, unless otherwise agreed to by the Holder of a General Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each Holder of an Allowed General Administrative Claim will receive, in full satisfaction of its General Administrative Claim, Cash equal to the amount of such Allowed General Administrative Claim either: (a) on the Effective Date; (b) if the General Administrative Claim is not Allowed as of the Effective Date, 30 days after the date on which an order allowing such General Administrative Claim becomes a Final Order, or as soon thereafter as reasonably practicable; or (c) if the Allowed General Administrative Claims are based on liabilities incurred by the Debtors in the ordinary course of their business during the Postpetition Period, pursuant to the terms and conditions of the particular transaction giving rise to such Allowed General Administrative Claims, without any further action by the Holders of such Allowed General Administrative Claims.
(b) Professional Compensation.
(i) Final Fee Applications.
All final requests for payment of Professional Fee Claims, including the Holdback Amount and Professional Fee Claims incurred during the period from Petition Date through the Effective Date, must be filed with the Bankruptcy Court and served on the Reorganized Debtors no later than 30 days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court in the Chapter 11 Cases, the allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court.
(ii) Payment of Interim Amounts.
Subject to the Holdback Amount, on the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay all amounts owing to Professionals for all outstanding amounts payable in accordance with the Professional Fee Order relating to prior periods through the Effective Date. To receive payment, on or before the Effective Date, each Professional shall submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professional Fee Order.
(iii) Post-Effective Date Fees and Expenses.
Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Reorganized Debtors. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

11.02. DIP Claims
Except to the extent that a Holder of an Allowed DIP Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim, each such Allowed DIP Claim shall be paid in full in Cash by the Debtors on the Effective Date.
11.03. Priority Tax Claims.
Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.
Section 12.
CLASSIFICATION AND TREATMENt oF CLAIMS AND INTERESTS
12.01. Classification of Claims and Interests.
Claims and Interests, except for Administrative Claims and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.
(a) Substantive Consolidation of the Debtor Estates.
Pursuant to Article IV.A hereof, the Plan provides for the consensual substantive consolidation of the Estates into a single Estate for all purposes associated with Confirmation and Consummation. As a result of the substantive consolidation of the Estates, each Class of Claims and Interests will be treated as against a single consolidated Estate without regard to the separate identification of the Debtors.

(b) Class Identification.
The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	ABL Facility Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Senior Secured Notes Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 4	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 5	8.625% Notes Claims	Impaired	Entitled to Vote
Class 6	AcqCo Notes Claim	Impaired	Entitled to Vote
Class 7	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 8	Intercompany Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 9	Intercompany Interests	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 10	HoldCo Interests	Impaired	Entitled to Vote
Class 11	Subordinated Securities Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
12.02. Treatment of Claims and Interests.
(a)	Class 1 — ABL Facility Claims.
(i)	Classification: Class 1 consists of all ABL Facility Claims.

(ii)	Allowance: The ABL Facility Claims are Allowed in an aggregate amount equal to approximately $[_____] million.

(iii)
Treatment: Except to the extent that a Holder of an Allowed Claim in Class 1 agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 1, each such Holder shall be paid in full in Cash.

(iv)
Voting: Class 1 is Unimpaired under the Plan. Holders of Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(b)	Class 2 — Senior Secured Notes Claims.
(i)	Classification: Class 2 consists of all Senior Secured Notes Claims.

(ii)	Allowance: The Senior Secured Notes Claims are Allowed in an aggregate amount equal to approximately $[_____] million.

(iii)
Treatment: Except to the extent that a Holder of an Allowed Claim in Class 2 agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 2, each such Holder shall be paid in full in Cash.

(iv)
Voting: Class 2 is Unimpaired under the Plan. Holders of Claims in Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(c)	Class 3 — Other Secured Claims.
(i)	Classification: Class 3 consists of all Other Secured Claims.

(ii)
Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Claim in Class 3 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 3, each such Holder shall receive, at the option of the Debtors, subject to the consent of counsel to the Ad Hoc 8.625% Noteholders and counsel to the JPMorgan Noteholders, such consent not to be unreasonably withheld, either:

(A)	payment in full in cash;

(B)	delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(C)	reinstatement of such Other Secured Claims; or

(D)	other treatment rendering such Claim Unimpaired.
(iii)
Voting: Class 3 is Unimpaired under the Plan. Holders of Claims in Class 3 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(d)	Class 4 — Other Priority Claims
(i)	Classification: Class 4 consists of all Other Priority Claims.

(ii)
Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Claim in Class 4 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 4, each such Holder shall receive, at the option of the Debtors, subject to the consent of counsel to the Ad Hoc 8.625% Noteholders and counsel to the JPMorgan Noteholders, such consent not to be unreasonably withheld, either:

(A)	payment in full in cash; or

(B)	other treatment rendering such Claim Unimpaired.
(iii)
Voting: Class 4 is Unimpaired under the Plan. Holders of Claims in Class 4 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(e)	Class 5 — 8.625% Notes Claims.
(i)	Classification: Class 5 consists of all 8.625% Notes Claims.

(ii)	Allowance: The 8.625% Notes Claims shall be allowed in an aggregate amount equal to approximately $[_____] million.

(iii)
Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Claim in Class 5 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 5, each such Holder shall receive its Pro Rata share of:

(A)	the Cash Payment;

(B)	the New Senior Unsecured Notes; and

(C)	78% of the New Common Equity.
(iv)	Voting: Class 5 is Impaired under the Plan. Holders of Allowed Claims in Class 5 are entitled to vote to accept or reject the Plan.

(f)	Class 6 — AcqCo Notes Claims.
(i)	Classification: Class 6 consists of all AcqCo Notes Claims.

(ii)	Allowance: The AcqCo Notes Claims shall be allowed in an aggregate amount equal to approximately $[_____] million.

(iii)
Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Claim in Class 6 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 6, each such Holder shall receive its Pro Rata share of 22% of the New Common Equity.

(iv)	Voting: Class 6 is Impaired under the Plan. Holders of Allowed Claims in Class 6 are entitled to vote to accept or reject the Plan.
(g)	Class 7 — General Unsecured Claims.
(i)	Classification: Class 7 consists of all General Unsecured Claims.

(ii)
Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Claim in Class 7 agrees to a less favorable treatment of its Allowed Claim or has been paid prior to the Effective Date, each such Allowed Claim shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code or each Holder of an Allowed Claim in Class 7 shall be paid in full in Cash on the Distribution Date or soon thereafter. The Debtors reserve their rights, however to dispute the validity of any Claim in Class 7, whether or not objected to prior to the Effective Date.

(iii)
Voting: Class 7 is Unimpaired under the Plan. Holders of Claims in Class 7 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(h)	Class 8 — Intercompany Claims.
(i)	Classification: Class 8 consists of all Intercompany Claims.

(ii)
Treatment: Intercompany Claims may be Reinstated as of the Effective Date or, at the Debtors’ or the Reorganized Debtors’ option, subject to the consent of the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders, such consent not to be unreasonably withheld, be cancelled, and no distribution shall be made on account of such Claims.

(iii)
Voting: Class 8 is Unimpaired under the Plan. Holders of Claims in Class 8 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(i)	Class 9 — Intercompany Interests.
(i)	Classification: Class 9 consists of all Intercompany Interests.

(ii)
Treatment: Intercompany Interests may be Reinstated as of the Effective Date or, at the Debtors’ or the Reorganized Debtors’ option, subject to the consent of the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders, such consent not to be unreasonably withheld, be cancelled, and no distribution shall be made on account of such Interests.

(iii)
Voting: Class 9 is Unimpaired under the Plan. Holders of Interests in Class 9 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(j)	Class 10 — HoldCo Interests.
(i)	Classification: Class 10 consists of all HoldCo Interests.

(ii)
Treatment: On the Effective Date, all Interests in Class 10 shall be cancelled without any distribution or recovery on account of such Interest; provided, however, that if Weston Presidio and each of its affiliates which are Holders of HoldCo Interests either (i) executes a joinder to the Plan Support Agreement which binds at least 90% in amount of the Holdco Interests to support the Restructuring Transactions, or (ii) does not object to the Plan evidencing the Restructuring and votes to accept the Plan, each Holder of an Interest in Class 10 shall receive its Pro Rata share of the New Warrants.

(iii)	Voting: Class 10 is Impaired under the Plan. Holders of Interests in Class 10 are entitled to vote to accept or reject the Plan.
(k)	Class 11 — Subordinated Securities Claims.
(i)	Classification: Class 11 consists of all Subordinated Securities Claims.

(ii)	Treatment: On the Effective Date, all Claims in Class 11 shall be cancelled without any distribution.

(iii)
Voting: Class 11 is Impaired under the Plan. Holders of Claims in Class 11 are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

12.03. Special Provision Governing Unimpaired Claims.
Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.
12.04. Acceptance or Rejection of the Plan.
(a) Voting Classes.
Classes 5, 6, and 10 are Impaired under the Plan. The Holders of Claims and Interests in such Classes are entitled to vote to accept or reject the Plan.
(b) Presumed Acceptance of the Plan.
Classes 1, 2, 3, 4, 7, 8, and 9 are Unimpaired under the Plan. The Holders of Claims and Interests in such Classes are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.
(c) Presumed Rejection of Plan.
Class 11 is Impaired and shall receive no distribution under the Plan. The Holders of Claims in Class 11 are deemed to have rejected the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.
12.05. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.
Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by Classes 5 or 6. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.
12.06. Controversy Concerning Impairment.
If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.
12.07. Subordinated Claims.
The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

Section 13.
MEANS FOR IMPLEMENTATION OF THE PLAN
13.01. Substantive Consolidation.
The Plan shall serve as a motion by the Debtors seeking entry of a Bankruptcy Court order substantively consolidating all of the Estates and its subsidiaries into a single consolidated Estate for all purposes associated with Confirmation and Consummation.
If substantive consolidation of all of the Estates is ordered, then on and after the Effective Date, all assets and liabilities of the Debtors shall be treated as though they were merged into the Estate of NBC for all purposes associated with Confirmation and Consummation, and all guarantees by any Debtor of the obligations of any other Debtor shall be eliminated so that any Claim and any guarantee thereof by any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor shall be treated as one collective obligation of the Debtors. Substantive consolidation shall not affect the legal and organizational structure of the Reorganized Debtors’ Entities or their separate corporate existences or any prepetition or postpetition guarantees, Liens, or security interests that are required to be maintained under the Bankruptcy Code, under the Plan, any contract, instrument, or other agreement or document pursuant to the Plan (including the New Senior Secured Notes Indenture, New Senior Unsecured Notes Indenture, New ABL Facility, New Warrants, Registration Rights Agreement, or Shareholders Agreement, or the identity of the New Board and management), or, in connection with contracts or leases that were assumed or entered into during the Chapter 11 Cases. Any alleged defaults under any applicable agreement with the Debtors, the Reorganized Debtors, or their Affiliates arising from substantive consolidation under the Plan shall be deemed cured as of the Effective Date.
Notwithstanding the substantive consolidation provided for herein, nothing shall affect the obligation of each and every Debtor to pay Quarterly Fees to the Office of the United States Trustee pursuant to 28 U.S.C. § 1930 until such time as a particular case is closed, dismissed, or converted.
13.02. General Settlement of Claims and Interests.
As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final.

13.03. Restructuring Transactions.
On the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into the Restructuring Transactions in form and substance reasonably satisfactory to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders, and shall take any actions as may be necessary to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided therein. The Restructuring may include one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions as may be determined by the Debtors to be necessary, and reasonably satisfactory to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders. The actions to effect the Restructuring may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Restructuring and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Restructuring and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Restructuring.
The terms of the Restructuring shall be structured to preserve favorable tax attributes of the Debtors and to minimize taxes payable by the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders to the extent practicable and in a manner reasonably satisfactory to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders.
13.04. Reorganized NBC.
On the Effective Date, the New Board of Reorganized NBC shall be established and Reorganized NBC shall adopt its New Organizational Documents and the Management Equity Incentive Plan. Reorganized NBC shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan.
13.05. Existing Letters of Credit.
On the Effective Date, subject to (F) below, all Existing Letters of Credit shall be Reinstated and continue to remain outstanding.
13.06. Sources of Consideration for Plan Distributions.
The Reorganized Debtors shall fund distributions under the Plan with Cash on hand, including Cash from operations, the New ABL Facility, the New Senior Secured Notes, the New Senior Unsecured Notes, the New Common Equity, and the New Warrants.
(a) New ABL Facility.
On the Effective Date, the Reorganized Debtors may obtain access to the New ABL Facility, which shall be reasonably satisfactory in form and substance to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders; provided, however, that to the extent any provision will affect the nature, value, or form of the recovery to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders, it shall be satisfactory to such Holders. Confirmation shall be deemed approval of New ABL Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith) and authorization for the Reorganized Debtors to enter into and execute New ABL Facility documents, subject to such modifications as the Reorganized Debtors may deem to be reasonably necessary to consummate such New ABL Facility.

(b) New Senior Secured Notes.
On the Effective Date, the Reorganized Debtors may issue the New Senior Secured Notes, which shall be reasonably satisfactory in form and substance to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders; provided, however, that to the extent any provisions will affect the nature, value, or form of the recovery to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders, they shall be satisfactory to such Holders; provided, further, if the New Senior Secured Notes contain terms less favorable to the Debtors and their creditors than those set forth in Exhibit D to the Restructuring and Support Agreement, such terms must be satisfactory to counsel to the Ad Hoc 8.625% Noteholders and counsel to the JPMorgan Noteholders. Confirmation shall be deemed approval of New Senior Secured Notes (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith) and authorization for the Reorganized Debtors to enter into and execute New Senior Secured Notes documents, subject to such modifications as the Reorganized Debtors may deem to be reasonably necessary to consummate such New Senior Secured Notes.
(c) New Senior Unsecured Notes.
On the Effective Date, the Reorganized Debtors may issue the New Senior Unsecured Notes, which shall be satisfactory in form and substance to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders, and shall have terms materially consistent with the terms set forth in Exhibit E to the Restructuring and Support Agreement. Confirmation shall be deemed approval of New Senior Secured Notes (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith) and authorization for the Reorganized Debtors to enter into and execute New Senior Unsecured Notes documents, subject to such modifications as the Reorganized Debtors may deem to be reasonably necessary to consummate such New Senior Unsecured Notes.
(d) Issuance of New Common Equity.
The issuance of the New Common Equity, including options, or other equity awards, if any, reserved for the Management Equity Incentive Plan, by Reorganized NBC is authorized without the need for any further corporate action or without any further action by the Holders of Claims or Interests. Reorganized NBC shall be authorized to issue up to [TO COME] shares of New Common Equity pursuant to its New Organizational Documents. On the Effective Date, the Debtors shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring.

All of the shares of New Common Equity issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. For purposes of distribution, the New Common Equity shall be deemed to have the value assigned to it based upon, among other things, the Reorganized NBC Total Enterprise Value, regardless of the date of distribution.
The Holders of New Common Equity may be parties to the Shareholders Agreement, which shall be in form and substance satisfactory to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders.
The holders of New Common Equity and the Debtors shall be parties to the Registration Rights Agreement, which shall be satisfactory in form and substance to the Ad Hoc 8.625% Noteholders, and the JPMorgan Noteholders, obligating the Reorganized Debtors to register for resale certain shares of the New Common Equity under the Securities Act in accordance with the terms set forth in such agreement.
(e) Issuance of New Warrants.
Within 30 days of the Effective Date, if Class 10 votes to accept the Plan and does not object to the Plan, Reorganized NBC shall issue the New Warrants to the Holders of Interests in Class 10, pursuant to the terms of the New Warrants Agreement. All of the New Warrants issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.
13.07. Intercompany Account Settlement.
The Debtors and the Reorganized Debtors, as applicable, will be entitled to transfer funds between and among themselves as they determine to be necessary to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.
13.08. Corporate Existence.
Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

13.09. Vesting of Assets in the Reorganized Debtors.
Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations under the New ABL Facility, New Senior Secured Notes, and the Liens securing obligations on account of Other Secured Claims that are reinstated pursuant to the Plan). On and after the Effective Date, except as otherwise provided in the Plan, each the Reorganized Debtors may operate their business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.
13.10. Cancellation of Existing Securities and Agreements.
On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including 8.625% Notes Claims, ABL Facility Claims, Senior Secured Notes Claims, Subordinated Securities Claims, and credit agreements, shall be deemed cancelled and surrendered without any need for a Holder to take further action with respect to any note(s) or security and the obligations of the Debtors or Reorganized Debtors, as applicable, thereunder or in any way related thereto shall be deemed satisfied in full and discharged; provided, however, that notwithstanding Confirmation or Consummation, any such indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of allowing Holders to receive distributions under the Plan; provided further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Reorganized Debtors; provided further, however, that the foregoing shall not affect the cancellation of shares issued pursuant to the Restructuring Transactions nor any other shares held by one Debtor in the capital of another Debtor.
13.11. Corporate Action.
Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the agreements with existing management; (2) selection of the directors and officers for the Reorganized Debtors and Reorganized NBC; (3) the distribution of the New Common Equity; (4) implementation of the Restructuring Transactions as set forth in the Restructuring Transactions Memorandum; (5) adoption of the Management Equity Incentive Plan; (6) issuance of the New Senior Secured Notes and New Senior Unsecured Notes; (7) issuance of the New Warrants;

(8) entry into the ABL Facility; (9) adoption of the Shareholders Agreement and Registration Rights Agreement; (10) assumption of the Expense Reimbursement Agreements; and (11) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors, the Reorganized Debtors, or Reorganized NBC in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors, the Reorganized Debtors, or Reorganized NBC. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors, the Reorganized Debtors, or Reorganized NBC, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors and Reorganized NBC, including the New ABL Facility, New Senior Secured Notes, New Senior Unsecured Notes, New Warrants, Shareholder Agreement, and Registration Rights Agreement], as applicable, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.K shall be effective notwithstanding any requirements under non-bankruptcy law. The issuance of the New Common Equity shall be exempt from the requirements of section 16(b) of the Securities Exchange Act of 1934 (pursuant to Rule 16b-3 promulgated thereunder) with respect to any acquisition of such securities by an officer or director (or a director deputized for purposes thereof) as of the Effective Date.
13.12. New Organizational Documents.
On or immediately prior to the Effective Date, the New Organizational Documents shall be amended in a manner reasonably satisfactory to the Debtors, the Ad Hoc 8.625% Noteholders, and the JPMorgan Noteholders; provided, however that to the extent such provision will affect the nature, value, or form of the recovery to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders, it shall be satisfactory to such Holders. Each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state, province, or country of incorporation in accordance with the corporate laws of the respective state, province, or country of incorporation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents will prohibit the issuance of non-voting equity securities. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents and other constituent documents as permitted by the laws of their respective state, province, or country of incorporation and its respective New Organizational Documents.
13.13. Directors and Officers of the Reorganized Debtors.
As of the Effective Date, the term of the current members of the board of directors of the Debtors shall expire, and the initial boards of directors, including the New Boards, and the officers of each of the Reorganized Debtors shall be appointed in accordance with the respective New Organizational Documents. The New Board shall consist of five members, and include (a) the two Ad Hoc Members, (b) the one JPM Member, (c) one member to be jointly selected by the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders, and (d) the Chief Executive Officer of the Company. The Ad Hoc Members and the JPM Member shall each be members of the audit, governance and compensation committees. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the initial board of directors or be an officer of each of the Reorganized Debtors. To the extent any such director or officer of the Reorganized Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.

13.14. Effectuating Documents; Further Transactions.
On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.
13.15. Section 1146 Exemption.
Pursuant to section 1146 of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.
13.16. Director and Officer Liability Insurance.
On or before the Effective Date, the Reorganized Debtors will obtain sufficient liability insurance policy coverage for the five-year period following the Effective Date with a cost not to exceed $200,000 for the Debtors’ current and former directors and officers serving from and after the Petition Date.
13.17. Management Equity Incentive Program.
On the Effective Date, the Debtors shall adopt the Management Equity Incentive Plan. The Management Equity Incentive Plan will cover 10% of the fully-diluted and fully-distributed shares of New Common Equity contemplated herein, with such percent being diluted for additional stock issuances by the Debtors (other than pursuant to such issuances contemplated by the Restructuring, including pursuant to the Management Equity Incentive Plan) following the Effective Date. On the Effective Date: (a) 50% of the aggregate pool will be granted as restricted stock units (collectively, the “RSUs”); and (b) 25% of the aggregate pool will be granted in the form of stock options (collectively, the “Emergence Options,” and together with the RSUs, the “Emergence Award”). The remaining 25% will be granted in the future as stock options (the “Remaining Options,” and together with the Emergence Award, the

“Incentive Award”), vesting based on the achievement of reasonably attainable performance goals determined by the New Board in good faith. The Chief Executive Officer shall provide a proposed allocation for the Emergence Award to the Ad Hoc 8.625% Noteholders and JPMorgan Member at least 21 days prior to the Effective Date. Such allocation shall be as agreed upon by the Chief Executive Officer, the Ad Hoc 8.625% Noteholders, and JPMorgan Member prior to the Effective Date. The Emergence Award will vest in four equal annual installments on the anniversary of the Effective Date. The Remaining Options will be granted within four years of the Effective Date and will vest and become exercisable in annual installments, as determined by the New Board over a period that will not exceed four years. Any Incentive Award shall automatically vest upon: (i) the death, disability, termination without “cause”, or termination for “good reason”; or (ii) a change in control of the Debtors following the Effective Date. Shares of New Common Equity acquired in connection with any Incentive Award will be subject to customary restrictions on transfer and will have customary tag along and registration rights. To the extent no equity security of the Debtors is publicly traded at the time a tax liability is incurred, the Debtors shall, at the holder’s election, withhold sufficient New Common Equity to pay any taxes due upon settlement of any Incentive Award.
13.18. Employee and Retiree Benefits.
In consideration for releasing all Claims against the companies, all employees that are party to employment, retirement, indemnification, and other agreements or arrangements with the Debtors in place as of the Effective Date with the Debtors’ officers, directors, or employees, who will continue in such capacities or similar capacities after the Effective Date, or variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees identified as key leaders, top level managers, or sales leaders shall receive new employment agreements with the Reorganized Debtors, which shall have economic terms that are not less favorable to such employee than such employee’s current employment agreement, as satisfactory to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders.
13.19. Preservation of Causes of Action.
In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain the Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.
Section 14.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
14.01. Assumption and Rejection of Executory Contracts and Unexpired Leases.
On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases, not previously assumed or rejected pursuant to an order of the Bankruptcy Court, will be deemed assumed, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those Executory Contracts or Unexpired Leases that: (1) previously were assumed or rejected by the Debtors; (2) are identified on the Rejected Executory Contract and Unexpired Lease List; (3) are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (4) are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and the rejection of the Executory Contracts or Unexpired Leases listed on the Rejected Executory Contract and Unexpired Lease List pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the schedules of Executory Contracts and Unexpired Leases identified in this Article V and in the Plan Supplement at any time through and including 45 days after the Effective Date.

14.02. Indemnification Obligations.
All indemnification provisions, consistent with applicable law, currently in place (whether in the by-laws, certificates of incorporation, board resolutions, indemnification agreements, or employment contracts) for the current and former directors, officers, employees (each of the foregoing serving in such capacity after the Petition Date), attorneys, accountants, investment bankers, and the Debtors shall be assumed by the applicable Debtor, effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, to the extent such Indemnification Obligation is executory, unless such Indemnification Obligation previously was rejected by the Debtors pursuant to a Final Order or is the subject of a motion to reject pending on the Effective Date. Each Indemnification Obligation that is assumed, deemed assumed, honored, or reaffirmed shall remain in full force and effect, shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive Unimpaired and unaffected, irrespective of when such obligation arose.
14.03. Claims Based on Rejection of Executory Contracts or Unexpired Leases.
Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within 30 days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.5 hereof.
14.04. Cure of Defaults for Executory Contracts and Unexpired Leases Assumed.
Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the

Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. At least ten days prior to the Confirmation Hearing, the Debtors shall provide for notices of proposed assumption and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be filed, served, and actually received by the Debtors at least three days prior to the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount.
Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.
14.05. Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.
Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases.
14.06. Insurance Policies.
Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims.
14.07. Modifications, Amendments, Supplements, Restatements, or Other Agreements.
Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.
Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

14.08. Reservation of Rights.
Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease.
14.09. Nonoccurrence of Effective Date.
In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.
14.10. Contracts and Leases Entered Into After the Petition Date.
Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.
Section 15.
PROVISIONS GOVERNING DISTRIBUTIONS
15.01. Timing and Calculation of Amounts to Be Distributed.
Unless otherwise provided in the Plan, on the Effective Date (or if a Claim is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Interests shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided in the Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

15.02. Disbursing Agent.
All distributions under the Plan shall be made by the Disbursing Agent on the Effective Date. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.
15.03. Rights and Powers of Disbursing Agent.
(a) Powers of the Disbursing Agent.
The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.
(b) Expenses Incurred On or After the Effective Date.
Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.
15.04. Delivery of Distributions and Undeliverable or Unclaimed Distributions.
(a) Record Date for Distribution.
On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date.
(b) Delivery of Distributions in General.
Except as otherwise provided herein, the Reorganized Debtors shall make distributions to Holders of Allowed Claims and Allowed Interests as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors; provided further, however, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder.

(c) Minimum Distributions.
No fractional shares of New Common Equity shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest would otherwise result in the issuance of a number of shares of New Common Equity that is not a whole number, the actual distribution of shares of New Common Equity shall be rounded as follows: (a) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1/2) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Common Equity to be distributed to holders of Allowed Claims and Allowed Interests shall be adjusted as necessary to account for the foregoing rounding.
(d) Undeliverable Distributions and Unclaimed Property.
In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.
15.05. Manner of Payment.
(a) All distributions of the New Common Equity to the Holders of Claims and Interests under the Plan shall be made by the Disbursing Agent on behalf of Reorganized NBC.
(b) All distributions of the New ABL Facility, New Senior Secured Notes, New Senior Unsecured Notes, and New Warrants proceeds, as applicable, to the Holders of Claims under the Plan shall be made by the Disbursing Agent on behalf of the Reorganized Debtors.
(c) All distributions of Cash under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor.
(d) At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

15.06. Section 1145 Exemption.
Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New Common Equity, as contemplated by Article III.B hereof to Classes 5 and 6, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities. In addition, under section 1145 of the Bankruptcy Code, such New Common Equity will be freely tradable in the U.S. by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the Shareholders Agreement, Registration Rights Agreement, and the Reorganized Debtors’ New Organizational Documents.
15.07. Compliance with Tax Requirements.
In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.
15.08. Allocations.
Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.
15.09. No Postpetition Interest on Claims.
Unless otherwise specifically provided for in the Plan, or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims against the Debtors, and no Holder of a Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such Claim.
15.10. Setoffs and Recoupment.
The Debtors may, but shall not be required to, setoff against or recoup from any Claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claim it may have against the Holder of such Claim.

15.11. Claims Paid or Payable by Third Parties.
(a) Claims Paid by Third Parties.
The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.
(b) Claims Payable by Third Parties.
No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.
(c) Applicability of Insurance Policies.
Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

Section 16.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS
16.01. Allowance of Claims.
After the Effective Date, each the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date.
16.02. Claims Administration Responsibilities.
Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.
16.03. Estimation of Claims and Interests.
Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Disputed Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim or Interest that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.
16.04. Adjustment to Claims or Interests without Objection.
Any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Reorganized Debtors without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.
16.05. Time to File Objections to Claims.
Any objections to Claims shall be Filed on or before the later of (1) the date that is one year after the Effective Date and (2) such date as may be fixed by the Bankruptcy Court, after notice and a hearing, whether fixed before or after the date that is one year after the Effective Date.

16.06. Disallowance of Claims or Interests.
Any Claims or Interests held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims or Interests may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Reorganized Debtors. All Claims Filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court. All Claims Filed on account of an employee benefit shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent the Reorganized Entities elect to honor such employee benefit, without any further notice to or action, order, or approval of the Bankruptcy Court.
Except as provided herein or otherwise agreed, any and all Proofs of Claim filed after the Bar Date shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Claim has been deemed timely filed by a Final Order.
16.07. Amendments to Claims or Interests.
On or after the Effective Date, a Claim or Interest may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim or Interest Filed shall be deemed disallowed in full and expunged without any further action.
16.08. No Distributions Pending Allowance.
If an objection to a Claim or Interest or portion thereof is filed as set forth in Article VII.B hereof, no payment or distribution provided under the Plan shall be made on account of such Claim or Interest or portion thereof unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest.
16.09. Distributions After Allowance.
To the extent that a Disputed Claim or Disputed Interest ultimately becomes an Allowed Claim or Allowed Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Allowed Interest in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest, dividends, or accruals to be paid on account of such Claim or Interest unless required under applicable bankruptcy law.

Section 17.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS
17.01. Discharge of Claims and Termination of Interests.
Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Proof of Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.
17.02. Release of Liens.
Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to reinstate in accordance with Article III.B.3 hereof, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns.

17.03. Releases by the Debtors.
Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors from any and all Claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Restructuring, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Restructuring, the business or contractual arrangements between the Debtors and any Released Party, the restructuring of Claims and Interests prior to or in the Restructuring, the negotiation, formulation, or preparation of the Restructuring Documents and related disclosures, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct (including actual fraud) or gross negligence.
17.04. Releases by Holders of Claims and Interests.
As of the Effective Date, except as otherwise specifically provided in the Plan and to the fullest extent permitted by law, for good and valuable consideration, Holders of Claims and Interests shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged the Debtors and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Restructuring, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Restructuring, the business or contractual arrangements between any Debtors and any Released Party, the restructuring of Claims and Interests prior to or in the Restructuring, the negotiation, formulation, or preparation of the Restructuring Documents and related disclosures, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of the Debtors or Released Party that constitutes willful misconduct (including actual fraud) or gross negligence.

17.05. Exculpation.
Except as otherwise specifically provided in the Plan or Plan Supplement, no Released Party shall have or incur, and each Released Party is hereby released and exculpated from any claim, obligation, Cause of Action, or liability for any Exculpated Claim, except for gross negligence or willful misconduct (including actual fraud), but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Restructuring. The Released Parties have, and upon completion of the Restructuring shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the distribution of the New ABL Facility, the New Senior Secured Notes, the New Senior Unsecured Notes, the New Warrants, and the New Common Equity pursuant to the Restructuring and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Restructuring or such distributions made pursuant to the Restructuring.
17.06. Injunction.
Except as otherwise expressly provided in the Plan or Plan Supplement or for obligations issued pursuant to the Restructuring (including any obligations under the New ABL Facility, the New Senior Secured Notes, the New Senior Unsecured Notes, the New Warrants, and documents and instruments related thereto), all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to the Restructuring, discharged pursuant to the Restructuring, or are subject to exculpation pursuant to the Restructuring are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Restructuring.
17.07. Protections Against Discriminatory Treatment.
Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

17.08. Setoffs.
Except as otherwise expressly provided for in the Plan, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may setoff against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any Claims, rights, and Causes of Action of any nature that such Debtor or the Reorganized Debtors, as applicable, may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder. In no event shall any Holder of Claims be entitled to setoff any Claim against any Claim, right, or Cause of Action of a Debtor or a Reorganized Debtor, as applicable, unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.
17.09. Recoupment.
In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.
17.10. Subordination Rights.
The classification and treatment of all Claims and Interests under the Restructuring shall conform to and with the respective contractual, legal, and equitable subordination rights of such Claims and Interests, and any such rights shall be settled, compromised, and released pursuant to the Restructuring.
17.11. Document Retention.
On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

17.12. Reimbursement or Contribution.
If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.
Section 18.
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN
18.01. Conditions Precedent to Confirmation.
It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:
the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders; provided, however, that to the extent any such provision will affect the nature, value, or form of the recovery to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders, it shall be satisfactory to such Holders;
the Confirmation Order shall:
(i)
authorize the Debtors and the Reorganized Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(ii)	decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

(iii)
authorize the Reorganized Debtors to (i) issue the New Common Equity pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements, (ii) issue the New Warrants, and (iii) enter into any agreements contained in the Plan Supplement;

(iv)	decree that the Confirmation order shall supersede any Bankruptcy Court orders issued prior to the Confirmation Date that may be inconsistent with the Confirmation Order;

(v)	authorize the implementation of the Plan in accordance with its terms; and

(vi)
provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax (including, any mortgages or security interest filing to be recorded or filed in connection with New ABL Facility and New Senior Secured Notes, as applicable); and

the Plan must be in form and substance materially consistent with the draft Plan of Reorganization attached as Exhibit B to the Restructuring and Support Agreement, and any and all amendments thereto shall be reasonably satisfactory to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders; provided, however, that to the extent such amendment will affect the nature, value, or form of the recovery to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders, it shall be satisfactory to such Holders;
18.02. Conditions Precedent to the Effective Date.
It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:
the Confirmation Order shall (a) have been entered in a form and substance satisfactory to the Debtors and reasonably satisfactory to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders; provided, however, that to the extent such provision will affect the nature, value, or form of the recovery to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders, it shall be satisfactory to such Holders and (b) have become a final non-appealable order confirming the Plan;
the Plan confirmed shall be in form and substance materially consistent with the draft Plan filed as Exhibit B to the Restructuring and Support Agreement and any amendments thereto shall be reasonably satisfactory to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders; provided, however, that to the extent such provision will affect the nature, value, or form of the recovery to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders, it shall be satisfactory to such Holders;
the opinions of counsel shall have been provided and be reasonably satisfactory to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders;
the corporate resolutions and other required documents shall be executed and be reasonably satisfactory to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders;
closing certificates shall have been provided and be reasonably satisfactory to the Ad Hoc 8.625% Noteholder and the JPMorgan Noteholders;
the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed;

all actions, documents, Certificates, and agreements necessary to implement the Plan, including documents contained in the Plan Supplement, shall have been effected or executed and delivered, as the case may be, to the required parties and, to the extent required, Filed with the applicable Governmental Units in accordance with applicable laws;
all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan shall have been received; and the Debtors shall have entered into the New ABL Facility, New Senior Secured Notes Indenture, New Senior Unsecured Notes Indenture, Registration Rights Agreement, and Shareholders Agreement.
18.03. Waiver of Conditions.
The conditions to Confirmation and Consummation set forth in this Article IX may be waived only by consent of the Debtors, the Ad Hoc 8.625% Noteholders, and the JPMorgan Noteholders, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.
18.04. Effect of Failure of Conditions.
If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any Holders, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders, or any other Entity in any respect, including with respect to substantive consolidation and similar arguments.
Section 19.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN
19.01. Modification and Amendments.
Except as otherwise specifically provided in the Plan, the Debtors, with the reasonable consent of the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders, reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code; provided, however, that to the extent any such amendments will affect the nature, value, or form of the recovery to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders they shall be satisfactory to such Holders.. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, with the reasonable consent of the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders, to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan; provided, however, that to the extent any such amendments will affect the nature, value, or form of the recovery to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders they shall be satisfactory to such Holders.. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article X.

19.02. Effect of Confirmation on Modifications.
Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.
19.03. Revocation or Withdrawal of Plan.
The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity, including with respect to substantive consolidation and similar arguments.
Section 20.
RETENTION OF JURISDICTION
Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:
allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;
decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;
resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;
adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;
adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;
enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;
enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;
resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;
issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;
resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII hereof and enter such orders as may be necessary to implement such releases, injunctions, and other provisions;
resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K.1 hereof;
enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;
determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;
enter an order or Final Decree concluding or closing the Chapter 11 Cases;
adjudicate any and all disputes arising from or relating to distributions under the Plan;

consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;
determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;
hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;
hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions and released granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;
enforce all orders previously entered by the Bankruptcy Court; and
hear any other matter not inconsistent with the Bankruptcy Code.
Section 21.
MISCELLANEOUS PROVISIONS
21.01. Immediate Binding Effect.
Subject to Article IX.B hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.
21.02. Additional Documents.
On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan, with the reasonable consent of the Ad Hoc 8.625% Noteholders and JPMorgan Noteholder provided, however, that to the extent any such agreements and documents will affect the nature, value, or form of the recovery to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders they shall be satisfactory to such Holders.. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

21.03. Payment of Statutory Fees.
All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.
21.04. Certain Agreements.
On the Effective Date, the Debtors shall pay all amounts due under the Expense Reimbursement Agreements and the reasonable fees and expenses of Delaware counsel retained by the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders.
21.05. Statutory Committee and Cessation of Fee and Expense Payment.
On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Effective Date.
21.06. Reservation of Rights.
Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.
21.07. Successors and Assigns.
The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

21.08. Notices.
All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
(a)	if to the Debtors, to:
Nebraska Book Company, Inc.
4700 South 19th Street,
Lincoln, Nebraska 68512
Attention: Alan Siemek, Chief Financial Officer
Email address: asiemek@nebook.com
with copies to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Facsimile: (212) 446-4900
Attention: Marc Kieselstein, P.C., Chad J. Husnick, Esq., and Daniel Hodgman, Esq.
E-mail addresses: marc.kieselstein@kirkland.com, chad.husnick@kirkland.com, and daniel.hodgman@kirkland.com
(b)	if to the Ad Hoc 8.625% Noteholders or a transferee thereof:
Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005
Attention: Matthew S. Barr and Samuel Khalil
E-mail address: mbarr@milbank.com and skhalil@milbank.com
(c)	if to the JPMorgan Noteholders or a transferee thereof:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Marc Abrams and Rachel C. Strickland
E-mail address: mabrams@willkie.com and rstrickland@willkie.com

After the Effective Date, the Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.
21.09. Term of Injunctions or Stays.
Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.
21.10. Entire Agreement.
Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.
21.11. Exhibits.
All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://kccllc.net/nbc or the Bankruptcy Court’s website at www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.
21.12. Nonseverability of Plan Provisions.
If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

21.13. Votes Solicited in Good Faith.
Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.
21.14. Closing of Chapter 11 Cases.
The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.
21.15. Waiver or Estoppel.
Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.
21.16. Conflicts.
Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control.

Dated: June  _____, 2011

Respectfully submitted, NEBRASKA BOOK COMPANY (for itself and on behalf of each of its affiliated debtors)
By:
	Name:	Alan G. Siemek
	Title:	Chief Financial Officer
Prepared by:
KIRKLAND & ELLIS LLP
601 Lexington Avenue
New York, New York 10022-4611
(212) 446-4800 (telephone)
- and -
PACHULSKI STANG ZIEHL & JONES LLP
919 North Market Street, 17th Floor
Wilmington, Delaware 19899-8705
(302) 652-4100 (telephone)
Proposed Counsel to the Debtors and Debtors in Possession

EXHIBIT C
NEW ABL FACILITY
[REDACTED/FILED UNDER SEAL]

EXHIBIT D
KEY TERMS OF NEW SENIOR SECURED NOTES
[REDACTED/FILED UNDER SEAL]

EXHIBIT E
NEW SENIOR UNSECURED NOTES
[REDACTED/FILED UNDER SEAL]

EXHIBIT F
NEW WARRANTS

Issuer:	NBC

Terms:	New Warrants shall be for 5.0% of the New Common Equity, exercisable at a $550 million Total Enterprise Value with subsequent equity value implied by the Company’s capital structure after the Restructuring. The New Warrants shall be subject to dilution from the Management Equity Incentive Plan.